UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
April 4, 2025
Dear Shareholder:
You are cordially invited to attend the Tutor Perini Corporation 2025 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 15, 2025 at 11:30 a.m., Pacific Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2025 Annual Meeting of Shareholders and proxy statement.
Your vote is very important to us. We hope that you are able to participate, either by voting during the meeting or by other acceptable means as described in the attached proxy statement.
Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Gary G. Smalley
Chief Executive Officer & President

TUTOR PERINI CORPORATION
15901 Olden Street
Sylmar, California 91342
NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 15, 2025

TIME:	11:30 a.m., Pacific Time

LOCATION:	15901 Olden Street, Sylmar, California 91342

MEETING AGENDA:
1.Election of each of the ten directors named in the accompanying proxy statement to serve until the 2026 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.Ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2025;
3.Approval of the compensation of the Company’s named executive officers on an advisory (non-binding) basis;
4.Approval of the amended and restated Tutor Perini Corporation Omnibus Incentive Plan; and
5.Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:
Only shareholders of record at the close of business on March 19, 2025 (the “Record Date”) are entitled to notice of, to participate in and to vote at the Annual Meeting and any postponement or adjournment thereof.

PROXY VOTING:
Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, or if you requested to receive printed proxy materials, via your enclosed proxy card or telephonically by dialing 1-800-690-6903. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.

By order of the Board of Directors,

Ifigenia Protopappas
Vice President, Assistant General Counsel and Corporate Secretary
April 4, 2025
Sylmar, California
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 15, 2025: The proxy statement and 2024 Annual Report are available at http://investors.tutorperini.com/events-calendar/proxy-voting.

PROXY SUMMARY

This proxy summary contains highlights about Tutor Perini Corporation (the “Company,” “Tutor Perini,” “TPC,” “we,” “us” or “our”) and its upcoming 2025 Annual Meeting of Shareholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement prior to voting.

WHO WE ARE

Tutor Perini is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget while adhering to strict safety and quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, and have strong expertise in delivering design-bid-build, design-build, construction management, and public-private partnership (P3) projects. We often self-perform multiple project components, including earthwork, excavation, concrete forming and placement, steel erection, electrical, mechanical, plumbing, heating, ventilation and air conditioning (HVAC), and fire protection.

2025 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Location	Record Date
May 15, 2025	Tutor Perini Corporation Headquarters	March 19, 2025
11:30 am PT	15901 Olden Street Sylmar, CA 91342	If you were a holder of record of Company common stock at close of trading on this date, you are entitled to vote at the Annual Meeting

VOTING MATTERS AND RECOMMENDATIONS OF OUR BOARD

At the Annual Meeting, our shareholders will consider and vote on the following matters:

Board’s Voting Recommendations
Proposal 1	Election of Directors	✓ FOR each nominee
Proposal 2	Ratification of the Appointment of Independent Auditors	✓ FOR
Proposal 3	Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation	✓ FOR
Proposal 4	Approval of the Amended and Restated Omnibus Incentive Plan	✓ FOR

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Tutor Perini Corporation | 2025 Proxy Statement i

BOARD OF DIRECTOR NOMINEES
The Board of Directors (the “Board”), based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following ten nominees be elected at the Annual Meeting, each of whom will serve until the 2026 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. With the exception of Mr. Smalley, who was appointed by the directors to the Board effective January 1, 2025, each of the nominees was most recently elected at the 2024 Annual Meeting of Shareholders.

Name	Age	Director Since	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Corporate Governance and Nominating
Ronald N. Tutor Executive Chairman & Former CEO Tutor Perini Corporation	84	1997	No
Gary G. Smalley Chief Executive Officer & President Tutor Perini Corporation	66	2025	No
Peter Arkley President, National Brokerage Alliant Insurance Services, Inc.	70	2000	Yes
Jigisha Desai Retired EVP & Chief Strategy Officer Granite Construction Incorporated	58	2021	Yes	M +		C
Sidney J. Feltenstein Managing Partner DIA Equity Partners	84	2013	No
Robert C. Lieber * Executive Managing Director Island Capital Group LLC	70	2014	Yes	M +	M
Dennis D. Oklak Retired Chairman & CEO Duke Realty Corporation	71	2017	Yes	M +	C		1
Raymond R. Oneglia Vice Chairman O&G Industries, Inc.	77	2000	Yes			M
Dale Anne Reiss Retired Global Director of Real Estate, Hospitality & Construction, Ernst & Young	77	2014	Yes	C +		M	2
Shahrokh (“Rock”) Shah Retired Managing Director & Group Head E&C, BMO Bank	69	2024	Yes	M +	M
* Lead Independent Director
+ Audit Committee Financial Expert
C Chairperson
M Member

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ii Tutor Perini Corporation | 2025 Proxy Statement

CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS:

Lead Independent Director provides strong independent leadership of our Board
Majority Independent Board - all directors except for Mr. Tutor, Mr. Smalley, and Mr. Feltenstein are independent
New majority voting standard in uncontested elections with director resignation policy
Annual election of directors
Ongoing Board refreshment
Shareholder right to call a special meeting
Annual Board and committee self-evaluations
Board and Executive Officer stock ownership guidelines
Active shareholder outreach and engagement
Robust Code of Ethics
Dodd-Frank compliant Clawback policy
Market-standard policies limiting director memberships on other public company boards and committees
Independent Audit, Compensation, and Corporate Governance and Nominating Committees
Annual “Say-on-Pay” advisory vote
Anti-hedging and anti-pledging policies

CEO TRANSITION

Tutor Perini History
Since the 2008 merger between Tutor-Saliba Corporation and Perini Corporation that created Tutor Perini Corporation, Ronald N. Tutor has been the catalyst behind the Company’s evolution into a vertically integrated and broader geographic player in the heavy civil and building construction markets. With strong strategic and operational leadership, Mr. Tutor transformed the Company from a firm that in 2008 was primarily involved in lower-margin building projects to one that today boasts a broad nationwide footprint with a record $18.7 billion of backlog largely comprising higher-margin projects.
Succession Planning and Executive Chairman Responsibilities
Over the past decade, and as part of his succession planning efforts, Mr. Tutor has strategically mentored and developed many of the Company’s top executives in various critical functions, from operations and project management to strategic planning, new project selection and bid preparation, and day-to-day customer relationship management. With a focus on resolving outstanding litigation, Mr. Tutor has also developed key executives who continue to play an instrumental role in negotiating the resolution of the Company’s remaining legacy disputes.
As part of the Board’s CEO succession plan, Mr. Tutor entered into an amended and restated employment agreement with the Company effective June 1, 2021 (the “Amended Agreement”) that, among other things, outlined the timing, responsibilities, and compensation relating to Mr. Tutor’s transition from Chief Executive Officer (“CEO”) to Executive Chairman. Mr. Tutor transitioned from CEO to Executive Chairman at the beginning of 2025, at which time Gary G. Smalley assumed the role of CEO. Mr. Tutor has agreed to remain with the Company as Executive Chairman for two years (through December 31, 2026). During this time, Mr. Tutor will continue to advise Mr. Smalley and other members of management by, among other things, facilitating introductions and relationships with customers and other stakeholders, supporting major project pursuits, providing input on estimates of large project bids, and assisting with the resolution of any remaining legacy disputes.
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Tutor Perini Corporation | 2025 Proxy Statement iii

Appointment of CEO and CEO Compensation
As mentioned above, effective January 1, 2025, Mr. Smalley succeeded Mr. Tutor as the Company’s CEO (in addition to his existing role as President) and joined the Company’s Board. Upon Mr. Smalley’s transition to CEO, (i) his annual base salary increased from $1.1 million to $1.2 million, (ii) his target annual incentive opportunity increased from 125% to 150% of his annual base salary, and (iii) his target annual long-term incentive opportunity increased by 33% from $3 million to $4 million, for a total target annual compensation of $7 million. The terms of Mr. Smalley’s employment agreement are described in the “Executive Compensation – Agreements and Arrangements with NEOs” section below. In setting Mr. Smalley’s compensation as CEO, the Board set the Company’s CEO compensation opportunity to be aligned with the CEOs’ compensation of our compensation peer group, based on shareholder feedback regarding concerns about elevated CEO compensation and a pay-for-performance misalignment. The Board believes that setting the CEO’s initial compensation below the peer group median, combined with the Company’s improved stock price performance over the past three years (e.g., a 3-year compounded annual growth rate of 25% through December 31, 2024, including share price appreciation of 166% in 2024), should contribute towards further addressing shareholder feedback, which it hopes will result in obtaining improved support from shareholders for the Company’s annual “Say-on-Pay” advisory vote.
Executive Chairman Compensation
Tutor Perini’s unique legacy as a company created through the merger of Mr. Tutor’s privately held company, Tutor-Saliba Corporation and Perini Corporation, a public company, and the Company’s continued advancement, including the benefit of Mr. Tutor’s assistance through the transition period, have been a pivotal factor in the Board’s consideration of Mr. Tutor’s compensation. Laying the groundwork for the Company’s future and long-term growth and success, Mr. Tutor’s value to the Company has been and continues to be significant, and the Board has set his level of compensation accordingly. These factors have been considered by the Compensation Committee in its determination and recommendation as to the appropriateness of Mr. Tutor’s compensation.
Upon transitioning from CEO to Executive Chairman, Mr. Tutor’s total target annual compensation was set at approximately $8.3 million, a decrease of 37% compared to his total target annual compensation of approximately $13.2 million in 2024, the final year in which he served as CEO. Mr. Tutor’s total target annual compensation will further decrease by 8% in 2026 to $7.7 million. The terms of Mr. Tutor’s employment agreement are described in the “Executive Compensation – Agreements and Arrangements with NEOs” section below. The Board recognized the desire expressed by certain shareholders that there be a meaningful reduction in the total compensation provided to Mr. Tutor upon his transition to Executive Chairman (given his narrowed scope of focus in the new role). The Board balanced this shareholder desire with the need to appropriately compensate Mr. Tutor for his guidance, advice and contributions over his remaining service with the Company, which are critical to ensuring a successful CEO transition.
2025 Compensation for Other NEOs
The Compensation Committee also continues to evaluate and adjust the compensation paid to the Company’s other named executive officers. In particular, in March 2025, the Compensation Committee reviewed the contributions of the other executive officers during 2024 and their compensation levels as compared to the Company’s compensation peer group. As a result, for 2025, the Compensation Committee decided to (1) set Mr. Soroka’s annual base salary at $650,000, his target annual cash incentive opportunity at 90% of base salary, and his target equity-based incentive compensation award at $900,000 in value, (2) set Ms. Assouri’s target annual cash incentive opportunity to 90% of base salary and her target equity-based incentive compensation award at $900,000 in value, (3) set Mr. Ariqat’s target equity-based incentive compensation award at $1,000,000 in value, and (4) enter into separation benefits agreements to provide executive officers with separation payments and benefits in the event of termination of their employment under various circumstances. Half of the equity-based incentive grants to each of these named executive officers in 2025 were awarded in equity-settled performance restricted stock units vesting based upon the achievement of certain goals over a three-year performance period and the other half were awarded in cash-settled time-based restricted stock units vesting ratably over three years. The Compensation Committee believes that these awards are crucial to ensuring that the compensation opportunity for these executives properly reflects their contributions to Tutor Perini, takes into account market compensation across our peer group companies, and aligns our executives’ interests with those of our shareholders.

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iv Tutor Perini Corporation | 2025 Proxy Statement

ACTIVE SHAREHOLDER ENGAGEMENT PROGRAM
Our Board and management are committed to engaging with our shareholders and incorporating feedback into their decision-making processes. Throughout the year, our current Chief Executive Officer, our Chief Financial Officer, and Vice President of Investor Relations meet by phone and in-person with current and prospective shareholders to discuss Tutor Perini’s strategy, business, and financial results. This same team, together with the Chairman of our Compensation Committee and our Corporate Secretary, also engages with shareholder stewardship teams to solicit their views and feedback on issues that matter most to our shareholders, including, among other things, corporate governance, compensation, succession planning, and other related matters. Shareholder feedback is shared with our Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between shareholders and our Board, and provides additional transparency to our shareholders.
Since our 2024 Annual Meeting of shareholders, we invited our top 25 institutional shareholders representing approximately 59% of our outstanding shares and two leading proxy advisory firms to have a dialogue and engaged with shareholders representing approximately 25% of our outstanding shares, as well as with one of the proxy advisory firms. Our discussion topics included, among other things, the transition of the role of CEO from Mr. Tutor to Mr. Smalley (including the fact that, as previously mentioned, Mr. Smalley’s compensation package as CEO more closely aligns to the median of our compensation peer group), our recent change to a majority voting standard for uncontested director elections; board refreshment over the past few years, and the desire by Mr. Smalley and the Board to broaden the use of share-based incentive compensation awards across a larger set of key employees to more closely align their interests with those of shareholders.
Shareholders acknowledged the Company’s explanation for the reasons behind the level of Mr. Tutor’s compensation as CEO (based on commitments made to him in his past and as part of the Board’s succession plan outlined in his current employment agreement) and were encouraged that his compensation as Executive Chairman declined in 2025 and will further decline in 2026. Shareholders were also pleased that the CEO succession has occurred and that CEO compensation beginning in 2025 is now commensurate with (and below the median of) CEO pay among our peer group companies. Shareholder feedback also focused on the Company’s relative total shareholder return (“TSR”) underperformance in past years and certain problematic pay practices, such as payment of guaranteed bonuses to certain executives and accelerated vesting of certain equity awards for a voluntary departure by an executive. Going forward, the Compensation Committee is focused on better aligning its compensation practices with those of typical public companies. In addition, shareholders have acknowledged the Company’s significant share price improvement in recent years, as well as the Company’s record operating cash flow for each of the past three years, an improved balance sheet through substantial debt reduction since the end of 2023, and various major new project awards in 2024 that resulted in a record backlog as of December 31, 2024. Shareholders also expressed optimism about the Company’s prospects for a return to profitability as the Company executes on its record backlog. Finally, shareholders indicated they were pleased that the Board was responsive to previous feedback by proposing a change to a majority voting standard for uncontested director elections, and that the Board has made thoughtful changes to the composition of the Board, with future consideration of numerous candidates that have diverse backgrounds and profiles. Shareholders requested enhanced disclosure in the proxy statement regarding the CEO transition and Mr. Tutor’s role, responsibilities and compensation as Executive Chairman, which is described above under CEO Transition.
2024 FINANCIAL HIGHLIGHTS

•Record operating cash flow of $503.5 million, up 63% year over year
•Successfully accelerated debt reduction, reducing total debt by $477 million, or 52%, from the end of 2023, including the full payoff of the Company’s Term Loan B in early 2025
•Record backlog of $18.7 billion as of December 31, 2024, up 84% year over year, driven by an unprecedented $12.8 billion of new awards and contract adjustments in 2024 (including record backlog for all three segments)
•Revenue of $4.3 billion, up 12% year over year
•Made considerable progress in resolving many of the Company’s largest legacy disputes, which generated significant operating cash flow in 2024; however, these resolutions also resulted in net charges that drove a diluted loss of $3.13 per share in 2024
2024 ANNUAL INCENTIVE PLAN OUTCOMES AND LONG-TERM INCENTIVE PAYOUTS
The three metrics used to evaluate the performance of our Named Executive Officers under the Company’s 2024 annual incentive compensation program were: operating cash flow (65%), pre-tax income (20%) and individual performance (15%). The Company’s financial performance in 2024 resulted in the following achievements: operating cash flow at 143.9% of target and pre-tax income at 0% of target. Individual performance results were based on our Compensation Committee’s largely subjective review of the Named Executive Officers’ achievement of preset individual goals. With respect to long-term
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Tutor Perini Corporation | 2025 Proxy Statement v

incentives, half of Mr. Tutor’s Cash-Settled Performance Stock Units (“CPSUs”) that were eligible to vest on December 31, 2024 were to be earned based on the Company’s relative TSR compared to that of the companies in our TSR peer group, and the other half were to be earned based on growth in pre-tax income. The CPSUs based on relative TSR paid out at 146.15% of target based on the relative performance of our stock relative to our peer group companies over the three-year performance period, while the CPSUs based on pre-tax income growth did not pay out. For additional information, please refer to the Compensation Discussion and Analysis section of this Proxy Statement.
LONG-TERM SHARE-BASED INCENTIVE COMPENSATION STRATEGY
The Board is requesting shareholder approval of the Omnibus Incentive Plan, as amended and restated to increase the number of shares available for awards by two million shares and to extend the term of the Plan through April 10, 2030. The reason for this request is to, among other things, ensure that we are able to enhance our long-term, share-based incentive compensation strategy, which is a critical element of our Pay-for-Performance compensation philosophy designed to align incentives for key employees with the creation of shareholder value and, importantly, to enable us to broaden the scope of our long-term share-based incentive program by offering awards to a larger number of key employees. Historically, we have focused on providing equity-based incentive compensation awards to a relatively small number of key executives. Moving forward, as part of our efforts to advance our compensation program into one that is more closely aligned with traditional practices at other public companies, management, with the oversight of the Compensation Committee, intends to expand the grantees of equity-based incentive compensation awards to a broader group of key employees.
COMPENSATION PROGRAM HIGHLIGHTS. Our Compensation Committee believes that its executive compensation and benefits philosophy and objectives have resulted in a program that aligns our executives’ interests with those of our shareholders.

WHAT WE DO:

Majority of NEO compensation is performance-based
Active shareholder outreach and engagement
Benchmark NEO compensation against our peer group
Separation benefits and equity acceleration only on a “double-trigger” in connection with a change in control
Board and Executive Share Ownership Guidelines
Dodd-Frank compliant Clawback policy
Mitigation of Undue Compensation Risk
Independent Compensation Consultant

WHAT WE DON’T DO:

No dividends paid on unvested equity awards
No change in control excise tax gross-ups
No repricing of underwater stock options (without shareholder approval)
No hedging, short sales or derivative transactions in Company stock
No executive officer or director pledges Company stock

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vi Tutor Perini Corporation | 2025 Proxy Statement

TUTOR PERINI CORPORATION

PROXY STATEMENT FOR THE
2025 ANNUAL MEETING OF SHAREHOLDERS

INTRODUCTION
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “TPC,” “we,” “us” or “our”) of proxies for use in voting at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 15, 2025 at 11:30 a.m. Pacific Time, and any adjournment or postponement thereof. Only shareholders of record as of the close of business on March 19, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 52,702,538 shares of common stock outstanding. Each share of common stock is entitled to one vote.

VOTING MATTERS AND RECOMMENDATIONS OF OUR BOARD
At the Annual Meeting, our shareholders will consider and vote on the following matters:

Board’s Voting Recommendations
Proposal 1	Election of Directors	✓ FOR each nominee
Proposal 2	Ratification of the Appointment of Independent Auditors	✓ FOR
Proposal 3	Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation	✓ FOR
Proposal 4	Approval of the Amended and Restated Omnibus Incentive Plan	✓ FOR
Shareholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
On or about April 4, 2025, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, are expected to be made available over the Internet to shareholders entitled to vote at the Annual Meeting. The proxy materials may be accessed by visiting http://investors.tutorperini.com/events-calendar/proxy-voting.
INFORMATION REGARDING THE ANNUAL MEETING
Voting Procedures and Deadlines
Shares Held of Record. If you hold shares in your own name as a holder of record, you may vote your shares over the Internet at www.proxyvote.com, as discussed in the Notice of Internet Availability of Proxy Materials or printed proxy materials, as applicable, mailed to shareholders of record. In addition, if you requested to receive printed proxy materials, you may vote your shares via your enclosed proxy card or telephonically by dialing 1-800-690-6903. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Time on May 14, 2025. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

Shares Held in Street Name. If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Please note that, to allow intermediaries time to collect and submit vote results, the deadline to vote shares held in street name is typically a few days earlier than the deadline for shareholders of record. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and
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Tutor Perini Corporation | 2025 Proxy Statement 1

others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.
Attending the Annual Meeting
Shareholders of record or beneficial owners of our common stock as of the Record Date are entitled to participate in and vote at the Annual Meeting. Shareholders of record may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission.

Electronic Availability of Proxy Statement and 2024 Annual Report
As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2024 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting. On or about April 4, 2025, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2024 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.
Quorum
The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.
Votes Required on Proposals

Voting Item		Vote Standard	Treatment of Abstentions and Broker Non-Votes
Proposal 1	Election of Directors	Majority of votes cast	Abstentions and broker non-votes will not be counted as votes cast
Proposal 2	Ratification of the Appointment of Independent Auditors	Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	Abstentions will have the effect of votes “against” Broker non-votes will not be counted as shares entitled to vote on the proposal
Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation	Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	Abstentions will have the effect of votes “against” Broker non-votes will not be counted as shares entitled to vote on the proposal
Proposal 4	Approval of Amended and Restated Omnibus Incentive Plan	Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	Abstentions will have the effect of votes “against” Broker non-votes will not be counted as shares entitled to vote on the proposal

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2 Tutor Perini Corporation | 2025 Proxy Statement

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as the shares being present.
If your shares are held for you in “street name” (i.e., you own your shares through a brokerage, bank or other institutional account), you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than to the Company. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but they are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote.
Proxy Solicitation
In addition to solicitation by mail, our directors, officers and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of $13,000 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.
Revocation of Proxies
If you execute and return a proxy or vote via the Internet or telephonically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Corporate Secretary, by the subsequent execution and delivery of another proxy, or by voting during the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.
Adjournments and Postponements
In accordance with our Fifth Amended and Restated By-Laws (the “By-Laws”), the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.
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Tutor Perini Corporation | 2025 Proxy Statement 3

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTOR NOMINEES
The Board, based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following ten nominees be elected at the Annual Meeting, each of whom will serve until the 2026 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. With the exception of Mr. Smalley, who was appointed by the directors to the Board effective January 1, 2025, each of the nominees was most recently elected at the 2024 Annual Meeting of Shareholders.

Name	Age	Director Since	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Corporate Governance and Nominating
Ronald N. Tutor Executive Chairman & Former CEO Tutor Perini Corporation	84	1997	No
Gary G. Smalley Chief Executive Officer & President Tutor Perini Corporation	66	2025	No
Peter Arkley President, National Brokerage Alliant Insurance Services, Inc.	70	2000	Yes
Jigisha Desai Retired EVP & Chief Strategy Officer Granite Construction, Incorporated	58	2021	Yes	M +		C
Sidney J. Feltenstein Managing Partner DIA Equity Partners	84	2013	No
Robert C. Lieber * Executive Managing Director Island Capital Group LLC	70	2014	Yes	M +	M
Dennis D. Oklak Retired Chaiman & CEO Duke Realty Corporation	71	2017	Yes	M +	C		1
Raymond R. Oneglia Vice Chairman O&G Industries, Inc.	77	2000	Yes			M
Dale Anne Reiss Retired Global Director, Real Estate, Hospitality & Construction, Ernst & Young	77	2014	Yes	C +		M	2
Shahrokh (“Rock”) Shah Retired Managing Director & Group Head E&C, BMO Bank	69	2024	Yes	M +	M
* Lead Independent Director
+ Audit Committee Financial Expert
C Chairperson
M Member
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4 Tutor Perini Corporation | 2025 Proxy Statement

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor
Age: 84
Director Since: 1997
Board Role: Executive Chairman
Independent: No
Professional Experience and Highlights
• Chairman of the Company since 1999 and Chief Executive Officer, March 2000 – December 2024
• Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation, a privately held company, until its merger with the Company in 2008
• Life Trustee of the University of Southern California
Education, Certifications & Associations
• Bachelor of Science in Finance, University of Southern California
Select Skills and Qualifications
Mr. Tutor brings to the Board extensive knowledge of the Company’s business and strategy. His over 25 years at the Company and over 62 years in the construction industry provides the Board with unique perspective and industry-acknowledged leadership.

Gary G. Smalley
Age: 66
Director Since: 2025
Board Role: Director
Independent: No
Professional Experience and Highlights
• Chief Executive Officer of the Company since January 2025 and President since November 2023; and Executive Vice President and Chief Financial Officer, September 2015 – November 2023
• Senior Vice President and Controller with Fluor Corporation (“Fluor”), a multinational engineering and construction firm; Group Chief Financial Officer for one of Fluor’s business segments, 2008-2015; and Vice President of Internal Audit and several other financial operations management roles in Australia, Chile, Mexico and the United States over his 24-year tenure at Fluor

• Audit positions with Ernst & Young LLP and J.P. Stevens and Company
Education, Certifications & Associations
• Bachelor of Science in Business Administration, University of North Carolina at Chapel Hill
• Master of Business Administration, Northwestern University
• Certified Public Accountant (inactive)
• Certified Fraud Examiner (inactive)
• Chartered Global Management Accountant (inactive)
Select Skills and Qualifications
Mr. Smalley brings over 30 years of engineering and construction industry experience to the Board. Throughout his career, he has gained an in-depth knowledge of domestic and international project operations, litigation and dispute resolution, risk management and financial matters.

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Tutor Perini Corporation | 2025 Proxy Statement 5

Peter Arkley
Age: 70
Director Since: 2000
Board Role: Director
Independent: Yes
Professional Experience and Highlights
• President, National Brokerage at Alliant Insurance Services, Inc. (“Alliant”), a leading insurance and bonding brokerage firm, since April 2024; President of Alliant Retail Property and Casualty, which encompasses a nationwide footprint and 15 specialty insurance operations, March 2022 – April 2024; President of Alliant Specialty Group, April 2017 – March 2022; and Senior Managing Director, Construction Services Group of Alliant, June 2011 – April 2017

• Chairman and Chief Executive Officer of Aon Construction Services Group, a global insurance broker servicing the construction industry, 1999-2011
Education, Certifications & Associations
• Bachelor of Science in Finance, Wagner College
Select Skills and Qualifications
With over 30 years of insurance industry experience, Mr. Arkley has extensive knowledge and expertise in insurance and sureties with specific background relating to construction services. He provides the Board with valuable insights on risk management and financial services.

Jigisha Desai
Age: 58
Director Since: 2021
Board Roles:
• Corporate Governance and Nominating Committee Chair
• Audit Committee Member
Independent: Yes
Professional Experience and Highlights
• Retired Executive Vice President and Chief Strategy Officer at Granite Construction Incorporated (“Granite”), a prominent heavy civil infrastructure construction company, January – December 2021; Granite’s Senior Vice President and Chief Financial Officer July 2018 – January 2021; Vice President of Corporate Finance and Treasurer, September 2013 – July 2018; and various other financial management roles at Granite, 1993 – 2013

• Director of Central States, employee-owned producer of metal roof, siding, and packages for buildings, since April 2024
• Former Director of ElementUS Minerals, a privately held company until 2024
Education, Certifications & Associations
• Bachelor of Science in Accounting, University of Houston
• Master of Business Administration in Corporate Finance, Golden Gate University
• Certified Treasury Professional (inactive)
• Alumna of the Advanced Management Program and Women Executives on Boards, Harvard Business School
• Certificate in Cyber Risk Governance and a Qualified Risk Director Designation, DCRO Institute
Other Public Company Board Service
• Former Director of 1st Capital Bank, from 2020 until 2024 when it was acquired
• Former Director and audit committee chair of QualTek Services, Inc., February – December 2022
Select Skills and Qualifications
Ms. Desai’s distinguished 30-year career encompasses extensive experience in the construction industry and as a qualified financial expert, board director, and strategic leader with a focus on corporate finance, risk management, business leadership, and corporate strategy.

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6 Tutor Perini Corporation | 2025 Proxy Statement

Sidney J. Feltenstein
Age: 84
Director Since: 2013
Board Role: Director
Independent: No
Professional Experience and Highlights
• Managing Partner of DIA Equity Partners, a private equity firm, since April 2022
• Senior Operating Partner of Sentinel Capital Partners, an American private equity firm focusing on mid-market companies, February 2010 – June 2023
• Retired Chairman and Chief Executive Officer of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994 until February 2003
• Director of Bright Star Health Care, a privately held company
• Overseer and Trustee Emeritus and former Trustee and Audit Committee Chair of Boston University, and Trustee of One Family Health, both non-profit organizations
Education, Certifications & Associations
• Bachelor of Arts in Communications, Boston University
Select Skills and Qualifications
Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a chairman and director of many other companies.

Robert C. Lieber
Age: 70
Director Since: 2014
Board Roles:
• Lead Independent Director and Vice Chairman
• Audit Committee Member
• Compensation Committee Member
Independent: Yes
Professional Experience and Highlights
• Executive Managing Director of Island Capital Group LLC, a leading international real estate merchant bank, since July 2010
• Executive Managing Director and Member of the investment committee of C-III Capital Partners LLC, a fully diversified asset management and commercial real estate services company, of which Island Capital Group LLC is the controlling parent, since 2010

• Former Chief Executive Officer and President of Exantas Capital Corp. (now known as ACRES Commercial Realty Corp.), a publicly traded real estate mortgage investment trust, which was managed by a subsidiary of C-III Capital Partners LLC, September 2016 – August 2020

• Deputy Mayor for Economic Development for City of New York, served under Mayor Michael R. Bloomberg, 2008 – 2010 and President of the NYC Economic Development Corporation, 2007-2008
• Retired, former Lehman Brothers Global Head of Real Estate Investment Banking and Managing Director of Lehman Brothers Real Estate Private Equity business, 1984-2006
Other Public Company Board Service
• Former Director of Resource Real Estate Opportunity REIT, Inc., a public nontraded real estate investment trust 2018-2022
• Former Director of Acre Realty Investors, Inc. a publicly traded commercial real estate investment trust, from 2014 until its acquisition in 2017
Education, Certifications & Associations
• Bachelor of Arts, University of Colorado
• Master of Business Administration, Wharton School, University of Pennsylvania
Select Skills and Qualifications
Mr. Lieber brings to the Board extensive expertise and insight into corporate finance, capital raising and political matters pertaining to real estate and infrastructure development projects gained through his experience in the investment, governmental and investment banking sectors.
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Tutor Perini Corporation | 2025 Proxy Statement 7

Dennis D. Oklak
Age: 71
Director Since: 2017
Board Roles:
• Compensation Committee Chair
• Audit Committee Member
Independent: Yes
Professional Experience and Highlights
• Retired Chief Executive Officer of Duke Realty Corporation, a publicly traded real estate investment trust focused on industrial and office properties, 2004 – 2015
• Chief Accounting Officer, Duke Realty Corporation, 1994-2001
• Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road, since March 2016
• Chair of the Board of the Eskenazi Health Foundation, a non-profit organization
Education, Certifications & Associations
• Bachelor of Science in Accounting and Economics, Ball State University
• Certified Public Accountant (inactive)
Other Public Company Board Service
• Lead Independent Director of Xenia Hotels and Resorts
• Former Chairman of the Board of Duke Realty Corporation
Select Skills and Qualifications
Mr. Oklak contributes to our Board expertise in real estate, construction, consulting, operations, development and executive leadership, as well as finance, accounting and auditing expertise from nine years at Deloitte prior to joining Duke Realty Corporation. The Board also values his experience as a public company director, chief executive officer, and chief accounting officer.

Raymond R. Oneglia
Age: 77
Director Since: 2000
Board Role: Corporate Governance and Nominating Committee Member
Independent: Yes
Professional Experience and Highlights
• Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”) since 1997; served in various operating and administrative capacities with O&G, 1970-1997. Since 1923 O&G has been a provider of heavy/civil construction and commercial building services, and a producer of construction materials.

Education, Certifications & Associations
• Bachelor of Science, Union College
Select Skills and Qualifications
Mr. Oneglia’s more than 50 years of experience at O&G allow him to contribute an in-depth construction industry perspective to the Board. In 2023, he received Engineering News-Record New England’s 2023 Legacy Award in recognition of his lifetime of service to the construction industry.
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8 Tutor Perini Corporation | 2025 Proxy Statement

Dale Anne Reiss
Age: 77
Director Since: 2014
Board Roles:
• Audit Committee Chair
• Corporate Governance and Nominating Committee Member
Independent: Yes
Professional Experience and Highlights
• Managing Director of Artemis Advisors LLC, a real estate restructuring and consulting firm, since June 2008
• Former Senior Managing Director of Brock Capital Group LLC, a boutique investment bank, 2009-2024, and chair of its affiliate, Brock Real Estate LLC, 2010-2024
• Retired Senior Partner at Ernst & Young LLP, and its predecessor Kenneth Leventhal & Company, for over 25 years, where she was the Global and the Americas Director of Real Estate, Hospitality and Construction, 1995 – 2008
• Previously served as Governor of the Urban Land Institute Foundation, a non-profit organization
Education, Certifications & Associations
• Bachelor of Science from the Illinois Institute of Technology
• Master of Business Administration from the University of Chicago
• Certified Public Accountant
Other Public Company Board Service
• Director, Chair of Nominating & Governance Committee, Member of the Audit Committee of DigitalBridge Group, Inc.
• Director, Chair of the Audit Committee of Starwood Real Estate Income Trust
• Former Director, iStar Inc., Post Properties, Care Capital Properties, Inc., and CYS Investments, Inc.
Select Skills and Qualifications
Ms. Reiss brings to the Board extensive expertise in financial and accounting matters and valuable knowledge corporate governance from her extensive experience at several major public accounting firms, her leadership experience in management and operations, and as a public company director.

Shahrokh (“Rock”) Shah
Age: 69
Director Since: 2024
Board Roles:
• Audit Committee Member
• Compensation Committee Member
Independent: Yes
Professional Experience and Highlights
• Retired Managing Director and Group Head of the Engineering & Construction Group at BMO Bank, a leading North American bank, August 2010 – February 2024; Managing Director and Group Head of the Engineering & Construction Group at BMO Capital Markets, February 2000 – July 2010; and served in other roles at BMO, 1986-2000

• Director, Chair of the Audit Committee, and Member of the Executive Committee, Compensation Committee and Government Security Committee of Pernix Group Inc., a private company
• Advisory board member of Anvil Builders, Inc., a private company
• Honorary Member, Board of Directors of The Beavers, a California-based Heavy Engineering Construction Association
Education, Certifications & Associations
• Degree in Chemical Engineering, University of Toronto
• Master of Business Administration, Queen’s University in Kingston, Ontario
• Registered Professional Engineer
Select Skills and Qualifications
Mr. Shah’s brings to the Board four decades of experience and extensive expertise gained from providing corporate and investment banking, mergers and acquisitions, finance and strategy development services to companies in the engineering and construction industry, coupled with meaningful, lasting relationships forged throughout the industry.

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Tutor Perini Corporation | 2025 Proxy Statement 9

Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of each of the director nominees to hold office until the 2026 Annual Meeting of Shareholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Cumulative voting is not permitted. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified, or until their earlier death, resignation, removal or disqualification. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified or reduce the size of the Board.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.
CORPORATE GOVERNANCE POLICIES AND PRACTICES
Board Composition
The Board currently consists of ten directors, all of whose terms expire upon the election of their successors at the Annual Meeting and upon their successors’ earlier election and qualification, or until their earlier death, resignation, removal or disqualification. As further described below, the Board and the Corporate Governance and Nominating Committee are mindful of the benefits of periodic Board refreshment and are committed to identifying the most qualified director candidates who can make a significant contribution to the Board. The Board believes that its current members possess a strong mix of skills, experience and attributes that are beneficial to the Company and our shareholders.
Effective September 8, 2008 upon completion of the merger between Perini Corporation (“Perini”) with Tutor-Saliba, the Company entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini. Under the Amended Shareholders Agreement, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor has elected to exercise his right to designate one nominee to the Board since November 2013 and has designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his nomination was unanimously approved by the Board.
Board Refreshment
The Board recognizes the benefits of periodically refreshing its membership, taking into account the importance to the Company and its shareholders of both continuity and new perspectives. Within the past three years, three long-time directors have departed from the Board (two who did not stand for re-election and the other due to his death). The Board added Ms. Desai and Mr. Shah in 2021 and 2024, respectively, and is now nominating Mr. Smalley. The Board remains actively engaged in identifying additional highly qualified candidates in anticipation of further refreshment of its membership over the next several years. To assist the Board in this process, the Corporate Governance and Nominating Committee retained Spencer Stuart, an executive search consulting firm, to help identify and assess potential candidates who would enhance the expertise and overall composition of the Board. The Board and Corporate Governance and Nominating Committee strive to develop a pool composing a variety of candidates, including consideration of each candidate’s professional experience, individual background, viewpoints and perspectives.
Director Independence

The Board and the Corporate Governance and Nominating Committee annually assess its directors’ independence, pursuant to the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Guidelines. In addition to meeting the minimum NYSE standards of independence, a director qualifies as “independent” only if the Board affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company and its management). The Board has affirmatively determined that Mr. Arkley, Ms. Desai, Mr. Lieber, Mr. Oklak, Mr. Oneglia, Ms. Reiss and Mr. Shah are independent directors. In making its determination of independence, the Board broadly considered all relevant facts and circumstances when assessing the materiality of each of the director’s relationships with the Company. The Board considered a
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10 Tutor Perini Corporation | 2025 Proxy Statement

broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.
In assessing the director’s independence, the Board considered the Company’s business relationships with firms affiliated with Mr. Arkley and Mr. Oneglia, and concluded that those relationships were not material and, therefore, the directors are independent.
A summary of the Board’s analysis follows:
•With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant, of which Mr. Arkley is currently, President, National Brokerage, at Alliant Insurance Services, Inc., and has previously served as the President of Alliant Retail Property and Casualty from March 2022 to March 2023, and as President of Alliant Specialty Group from April 2017 to March 2022. The Board took into account the following factors and determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) revenue generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations, significantly below the NYSE quantitative threshold; (3) the extent to which Mr. Arkley was personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied uniformly to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services. Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance, and that Mr. Arkley does not and will not have a direct or indirect material interest in Alliant’s transactions with the Company.
•For Mr. Oneglia, the Board considered the relationship between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G. The Board considered the following factors in determining Mr. Oneglia’s independence: (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint ventures; (3) Mr. Oneglia is not personally involved in the management of the joint ventures; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangements. In addition, the Audit Committee and/or the independent directors of the Board have, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated. The Board also considered the qualitative and quantitative factors pursuant to NYSE independence standards and determined that none of these factors impacted Mr. Oneglia’s independence. As a result, the Board concluded that Mr. Oneglia is independent in both fact and appearance.
Mr. Tutor and Mr. Smalley are employees of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, none of these directors serve on standing committees reserved for independent directors.

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Tutor Perini Corporation | 2025 Proxy Statement 11

CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS:

Lead Independent Director provides strong independent leadership of our Board
Majority Independent Board - all directors except for Mr. Tutor, Mr. Smalley, and Mr. Feltenstein are independent
New majority vote standard in uncontested elections with director resignation policy
Annual election of directors
Ongoing Board refreshment
Shareholder right to call a special meeting
Annual Board and committee self-evaluations
Board and Executive Officer stock ownership guidelines
Active shareholder outreach and engagement
Robust Code of Ethics
Dodd-Frank compliant Clawback policy
Market-standard policies limiting director memberships on other public company boards and committees
Independent Audit, Compensation, and Corporate Governance and Nominating Committees
Annual “say-on-pay” advisory vote
Anti-hedging and anti-pledging policies

Board Leadership
Effective January 1, 2025, Mr. Smalley succeeded Mr. Tutor as Chief Executive Officer and became a member of the Board. In connection with the succession, our Board has determined it is currently appropriate to separate the Chief Executive Officer and Chairman role with Mr. Tutor continuing to serve as Executive Chairman of the Board. Our Board believes that, under these circumstances, separating the Chief Executive Officer and Chairman roles will allow the Company to leverage Mr. Tutor’s extensive knowledge of the Company and the construction industry, while it has transitioned management of the Company’s business and operations to Mr. Smalley.
Mr. Tutor’s Employment Agreement stipulates that he will continue to serve as Executive Chairman of the Board through December 31, 2026. Mr. Tutor has strategically mentored and developed many of the Company’s top executives in various critical functions, from operations and project management to strategic planning, new project selection and bid preparation, and day-to-day customer relationship management. With a focus on resolving outstanding litigation, Mr. Tutor has also developed key executives who continue to play an instrumental role in negotiating the resolution of the Company’s remaining legacy disputes. As Executive Chairman, Mr. Tutor will continue to advise Mr. Smalley and other members of management by, among other things, facilitating introductions and relationships with customers and other stakeholders, supporting major project pursuits, providing input on estimates of large project bids, and assisting with the resolution of any remaining legacy disputes.
Lead Independent Director
Mr. Lieber is the Vice Chairman of the Board and Lead Independent Director designated as such by the independent directors, upon recommendation of the Corporate Governance and Nominating Committee. In his capacity as Lead Independent Director, Mr. Lieber has the following duties and authority:
•Chairing any meeting of the non-management directors in executive session;
•Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;
•Serving as a liaison between the Chairman of the Board and the independent directors;
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12 Tutor Perini Corporation | 2025 Proxy Statement

•Facilitating communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;
•Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and
•Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

Meetings of the Board of Directors
During 2024, the full Board met five times and the independent members of the Board met in one additional meeting. During each director’s term of office in 2024, each director attended at least 75% of the total number of meetings of the Board and the total number of meetings held by each committee on which he or she served during the period. Our non-management directors met in executive session on the same day as each of the four regular scheduled Board meetings in 2024. The members of the Board are encouraged but not required to attend our annual shareholder meetings. All of the directors at that time, except for Mr. Klein who was retiring from the Board, attended the 2024 Annual Meeting of Shareholders.
The Board’s Role in Risk Oversight
Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels, including cybersecurity, data privacy and other risks. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversee certain risks including, but not limited to, the following:
•Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, including cybersecurity and other information technology risks, their potential financial impact on the company and its risk mitigation strategies, and receives regular reports from our Chief Information Officer, along with members of senior management, on the identification and status of cybersecurity risks and management.
•Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking.
•Corporate Governance and Nominating Committee – Periodically reviews and assesses the adequacy of the Company’s governance structure, including the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.
The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.
Having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer and principal accounting officer. Tutor Perini’s Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available in the “Corporate Governance” subsection of our website at http://investors.tutorperini.com/corporate-governance.

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Tutor Perini Corporation | 2025 Proxy Statement 13

Nominations for Director
The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our By-Laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The Corporate Governance and Nominating Committee values and considers varied skills, experiences, backgrounds, viewpoints and perspectives as important factors when identifying its pool of potential director nominees and when evaluating the Board as a group.
A shareholder who wishes to recommend a director candidate to the Corporate Governance and Nominating Committee for the 2026 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, and follow the requirements for shareholder nominations of directors set forth below under “Shareholder Proposals for 2026 Annual Meeting.”
Such shareholder notice shall provide the information and satisfy the other requirements set forth in the By-Laws.

Committees of the Board

To facilitate independent director review, our Board has determined that it’s oversight role is best supported by three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees is tasked with overseeing multiple governance and risk areas as set forth below. The Board reviews the composition of its standing committees at least annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees.
Audit Committee

Audit Committee
Dale Anne Reiss, Chair
Jigisha Desai
Robert C. Lieber
Dennis D. Oklak
Shahrokh (“Rock”) Shah
Key Highlights:
•The Board has determined that each member of the Audit Committee is “independent,” “financially literate,” and an “audit committee financial expert” under the applicable rules of the NYSE and the SEC.
•None of the Audit Committee members serves on the audit committees of more than two other public companies.
•The Audit Committee met 12 times during 2024.
Responsibilities: The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to, among other things:
•the integrity of the Company’s financial statements and financial reporting process;
•the Company’s compliance with financial, legal and regulatory requirements;
•the independent auditor’s qualifications and independence;
•the performance of the independent auditor and the Company’s internal audit function;
•the Company’s system of disclosure controls and procedures and internal control over financial reporting; and
•the Company’s overall risk profile.

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14 Tutor Perini Corporation | 2025 Proxy Statement

The Audit Committee appoints, retains, terminates, determines the compensation for, and oversees the independent auditors, reviews the scope of the audit by the independent auditors and inquiries into the effectiveness of the Company’s accounting and internal control functions. The Audit Committee also assists the Board in establishing and overseeing procedures for handling reports of potential misconduct, including (a) violations of law or the Company’s codes of conduct, or (b) any complaints and the confidential, anonymous submission by employees of the Company of concerns regarding accounting, internal accounting controls, auditing and federal securities law matters. It is also responsible for reviewing and approving any potential related party transactions of directors and executive officers, unless otherwise reviewed and approved by the independent members of the Board. The Audit Committee also reviews with management and the independent auditors the Company’s risks associated with, among other things, the Company’s overall financial reporting, disclosure process, legal matters, regulatory compliance, cybersecurity and information technology. The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary.
The Company has a full-time internal audit function that reports to our Audit Committee and the CFO, and is responsible, for among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of our Company’s system of internal controls. The Company also has a Corporate Compliance Officer who manages the Company’s ethics and compliance programs with reporting responsibilities to the Audit Committee.

The full responsibilities of the Audit Committee are included in its written charter, which is posted on the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance.

Compensation Committee

Compensation Committee
Dennis D. Oklak, Chair
Robert C. Lieber
Shahrokh (“Rock”) Shah

Key Highlights:
•The Board has determined that each member of the Compensation Committee is “independent” under NYSE requirements applicable to Compensation Committee members, and a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
•The Compensation Committee met six times during 2024.

Responsibilities: The Compensation Committee’s responsibilities include, among other things:
•Reviewing and approving the executive compensation programs and policies to assess whether they are consistent with the Company’s goals and objectives;
•Reviewing compensation for non-management directors annually and recommending any changes to the Board;
•Reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of the established goals and objectives for such performance, and recommending to the independent directors the CEO’s compensation based on this evaluation for approval;
•Overseeing the evaluation of other executive officers, and reviewing and approving the compensation of such other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;
•Reviewing, monitoring and approving or making recommendations to the Board, as appropriate, with respect to the adoption, amendment and termination of the incentive compensation and equity-based plans that are subject to Board approval, overseeing the administration and interpretation of such plans and discharging any duties imposed on the Committee by any of such plans;
•Overseeing the administration of the Company’s clawback policy;
•Reviewing the Company’s stock ownership and retention guidelines, and overseeing compliance by executive officers and directors with such guidelines;
•Overseeing administration of the Company’s pension plans, including monitoring of investments, approval of Company contributions, and approval of significant changes to the plan documents; and
•Reviewing and discussing with management the Company’s Compensation Discussion and Analysis and related disclosures required by the SEC rules to be included in the Company’s annual report and proxy statement, and
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Tutor Perini Corporation | 2025 Proxy Statement 15

recommending to the Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement.

The Compensation Committee has the authority to retain consultants to advise the Compensation Committee as it considers necessary. These compensation consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2024. During the year, Meridian assisted the Compensation Committee with, among other things, analyzing and recommending the Company’s compensation peer groups; reviewing and designing share-based compensation awards, which have continued to include separate, diverse metrics as compared to the metrics used for short-term incentive compensation; and benchmarking the compensation of certain executive officers and non-management directors. Meridian did not provide any services to the Company in 2024 other than through its engagement by the Compensation Committee. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act and NYSE rules and concluded that the engagement of Meridian in 2024 did not give rise to any conflicts of interest.

The full responsibilities of the Compensation Committee are included in its written charter, which is posted on the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance.

Corporate Governance and Nominating Committee

Corporate Governance and Nominating Committee*
Jigisha Desai, Chair
Raymond R. Oneglia
Dale Anne Reiss
* Mr. Arkley served as a member in 2024 and is no longer a member of the Corporate Governance and Nominating Committee as of March 12, 2025.
Key Highlights:
•The Board has determined that each member of the Corporate Governance and Nominating Committee is "independent” under the rules of the NYSE.
•The Corporate Governance and Nominating Committee met four times during 2024.

Responsibilities: The Corporate Governance and Nominating Committee’s responsibilities include, among other things:
•Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;
•Recommending director nominees for each committee of the Board and nominees for Chair of each committee;
•Evaluating the independence of each director and so advising the Board;
•Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;
•Overseeing evaluations of the Board and each committee, including an annual self-evaluation of activities and performance; and
•Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The full responsibilities of the Corporate Governance and Nominating Committee are included in its written charter, which is posted on the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance.

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16 Tutor Perini Corporation | 2025 Proxy Statement

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board or any members of the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention Board of Directors c/o Corporate Secretary. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer, except that the Board has instructed our Corporate Secretary to review correspondence directed to the Board and not to forward certain items that are unrelated to the duties and responsibilities of the Board, such as resumes or business solicitations, or that are otherwise inappropriate. In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via e-mail at board@tutorperini.com.
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Tutor Perini Corporation | 2025 Proxy Statement 17

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the financial reporting process of the Company on behalf of the Board in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Audit Committee named below meet the independence and experience requirements of the SEC and the NYSE, and has designated each member of the Audit Committee as an “audit committee financial expert,” as defined by the rules of the SEC.
The Company’s management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Audit Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Audit Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.
The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Audit Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.
In connection with the December 31, 2024 audited consolidated financial statements, the Audit Committee:
•Reviewed and discussed with management and Deloitte the Company’s audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;
•Reviewed and discussed with internal audit, management and Deloitte the Company’s internal control over financial reporting, including a review of management’s and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;
•Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;
•Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•Reviewed and considered the written disclosures and the letter regarding the independent auditors’ communications with the Audit Committee concerning independence, which were received from Deloitte, as required by the applicable requirements of the PCAOB, and discussed with Deloitte its independence.
Based on the reviews and discussions above, the Audit Committee recommended to the Board that the audited consolidated financial statements for 2024 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. The Audit Committee has also appointed Deloitte as the independent auditors of the Company for 2025.
The Audit Committee
Dale Anne Reiss, Chair
Jigisha Desai
Robert C. Lieber
Dennis D. Oklak
Shahrokh (“Rock”) Shah
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18 Tutor Perini Corporation | 2025 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee has appointed Deloitte, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2025. Although shareholder approval of the appointment of Deloitte is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved by our shareholders at the 2025 Annual Meeting, our Audit Committee will reconsider their appointment of Deloitte. Deloitte has been our independent registered public accounting firm since 2002. Representatives of Deloitte will be present at the 2025 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.
FEES PAID TO AUDIT FIRM
During the years ended December 31, 2024 and 2023, we retained Deloitte to provide services in the following categories and amounts:

	2024	2023
Audit Fees	$4,773,544	$4,808,579
Audit-Related Fees(1)	189,123	62,225
Tax Fees(2)	—	110,568
All Other Fees	—	—
Total Fees	$4,962,667	$4,981,372
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(1)Audit-related fees were primarily for assurance services that are not required by statute or regulation.
(2)Consists of fees for tax consulting primarily related to qualifications for certain tax benefits.
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.
All of the services related to the above fees were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2025.
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Tutor Perini Corporation | 2025 Proxy Statement 19

PROPOSAL 3: APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY (NON-BINDING) BASIS
Section 951 of the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables of this proxy statement. At our 2023 Annual Meeting of Shareholders, our shareholders voted on an advisory basis to conduct this advisory vote on an annual basis. After consideration of this shareholder vote, we determined to continue to conduct this advisory vote on an annual basis. Accordingly, we expect to conduct the next advisory vote following the Annual Meeting at the 2026 Annual Meeting of Shareholders.
As described in detail in the CD&A, we provide our executives with appropriate incentives to drive the success of our business and enhance shareholder value. We have designed an executive compensation program that is largely performance-based, that encourages executives to further the overall business strategy of the Company, and that aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.
The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its ongoing evaluation of, and future decisions regarding, changes and improvements to the Company’s executive compensation program. Accordingly, we ask our shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”
Board Recommendation
THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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20 Tutor Perini Corporation | 2025 Proxy Statement

EXECUTIVE OFFICERS
The following table sets forth biographical information regarding the current executive officers of the Company, other than Mr. Smalley, whose biographical information is set forth under “Proposal 1 - Election of Directors - Board of Director Nominees”:

Ghassan M. Ariqat, age 67, has served as Executive Vice President of the Building and Specialty Contractors Groups since September 2022. Mr. Ariqat previously served in several executive positions with Tutor Perini, most recently, from 2013 to 2022, as Senior Vice President and Project Executive for the California High-Speed Rail project, one of the Company’s largest civil projects, which he continues to oversee. He originally joined the Company’s predecessor, Tutor-Saliba Corporation, in 1987 and successfully managed numerous projects, including public works buildings, social infrastructure (Los Angeles Central Library), institutional and administration buildings, mixed-use developments, and wastewater treatment plants.

Kristiyan D. Assouri, age 54, is Executive Vice President and has served as Chief Legal Officer since October 2023. She also serves as our Corporate Compliance Officer. Ms. Assouri joined Tutor Perini in October 2019 as the Assistant General Counsel supporting the Company’s innovative project delivery pursuits. Prior to that, she held various legal and executive level positions in both public agencies and private companies for more than 22 years, including Vice President at WSP, Inc. an engineering and professional services consulting firm, from 2017 to 2019; Chief Deputy Director at the California Transportation Commission from 2016 to 2017, and Deputy Attorney for the California Department of Transportation from 2009 to 2016. Ms. Assouri holds a Bachelor of Arts degree in Psychology from the University of Southern California, a Juris Doctor degree from Whittier College School of Law, and a Master of Laws (LL.M.) degree in international commercial arbitration from the University of Stockholm, School of Law.

William E. Jensen, age 65, has served as Executive Vice President - Western Civil since July 2024. Previously, he served as Senior Vice President of Operations, Civil Group until November 2023 after joining the Company in August 2016. Prior to Tutor Perini, Mr. Jensen was Senior Vice President, Southern California Regional Manager for Steve P. Rados, Inc., a heavy engineering construction company, from 2014 to 2016. Prior to that, he spent 20 years at Flatiron Construction Corp. (“Flatiron”), a heavy civil infrastructure contractor, where he served as Senior Vice President, Western Regional Manager from 2012 to 2014; Senior Vice President, Large Project Group Manager from 2011 to 2012; Vice President, Business Unit Leader from 2007 to 2010; and held various project management positions from 1995 to 2007. Prior to joining Flatiron, he served in various project management and engineering roles between 1983 and 1995. Mr. Jensen holds a Bachelor of Science degree in Civil Engineering from the University of Arizona and is a licensed Professional Engineer.

Ryan J. Soroka, age 43, is Executive Vice President and has served as Chief Financial Officer since November 2023. Previously, he served in various financial management roles of increasing responsibility at Tutor Perini, including as Vice President and Chief Accounting Officer from April 2017 to November 2023, as Vice President of Finance Operations from January 2015 to April 2017, as Vice President and Chief Financial Officer of Frontier-Kemper Constructors, Inc., a subsidiary of the Company, from October 2013 to November 2016, and as Director of Technical Accounting for Tutor Perini from June 2011 to October 2013. Prior to joining the Company, he worked at Deloitte, most recently as Manager, Assurance and Advisory Services. Mr. Soroka holds a Bachelor of Science degree in Business Administration from the University of Southern California and is a Certified Public Accountant (inactive).

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COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY

This section discusses 2024 executive compensation for our NEOs:

•Ronald N. Tutor, our Chief Executive Officer through December 31, 2024
•Ryan J. Soroka, our Executive Vice President and Chief Financial Officer
•Gary G. Smalley, our President in 2024 (and Chief Executive Officer since January 1, 2025)
•Ghassan M. Ariqat, our Executive Vice President, Building and Specialty Contractors
•Kristiyan D. Assouri, our Executive Vice President and Chief Legal Officer
•Michael F. Smithson, our former Executive Vice President, Civil Group

While Mr. Smithson was no longer serving as an executive officer as of December 31, 2024, he is included as an NEO because his total compensation would have made him one of the three most highly compensated executives, apart from the CEO and the Chief Financial Officer, during the year had he been serving as an executive officer at year-end. As mentioned above, on January 1, 2025, Mr. Smalley succeeded Mr. Tutor as Chief Executive Officer. Mr. Tutor will continue to serve as Executive Chairman of the Board.

Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn incentive awards if they achieve certain performance goals that the Compensation Committee and the independent directors believe are critical to enhancing long-term shareholder value. The following discussion covers our executive compensation practices and the unique factors that play into these practices. We discuss the outcome of the 2024 advisory vote on our executive compensation, our shareholder communication efforts and the progress and improvements we have made on governance and executive compensation over the past several years. Finally, we discuss the process the Compensation Committee followed in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation for 2024.
EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

WHAT WE DO:

Pay-for-Performance Philosophy – We provide the majority of our NEOs’ compensation in the form of performance-based compensation, payment of which is generally tied to our financial results. We utilize ambitious, but achievable, performance targets to provide our executives strong incentives to meet and exceed our financial performance objectives and maximize long-term shareholder value. As a result, if achieved performance exceeds target performance goals, our NEOs’ incentive payouts may significantly exceed target payout levels. Conversely, if achieved performance does not at least meet target performance goals, our NEOs’ incentive payouts may be significantly less than target payout levels (including no payout if threshold performance goals are not met). See section titled “Compensation Philosophy and Objectives” for further details.

Active Shareholder Engagement Program – We maintain a regular and open dialogue with our institutional shareholders to understand their views about our executive compensation program and to communicate the Company’s efforts and progress in advancing our compensation program. See section titled “Active Shareholder Engagement Program” for further details.

Benchmarking – We review our NEO compensation program against our peer group comprised of publicly traded companies within the engineering and construction industry when evaluating and setting executive compensation. Generally, for each NEO, we set total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) that is at or near the median relative to our compensation peer group with adjustments made in consideration of the executive’s experience and other factors.

Double-Trigger Vesting Acceleration of Equity Awards in Connection with a Change in Control – We subject equity awards to double-trigger vesting in connection with a change in control. This means that no outstanding equity awards vest solely in connection with a change in control. Instead, outstanding equity awards vest upon an executive’s involuntary termination (without cause) or resignation for good reason that occurs within a specified period following the date of a change in control.

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WHAT WE DO:
Share Ownership Guidelines – We maintain a share ownership guideline applicable to our NEOs, certain other executives designated by the Compensation Committee and non-employee directors, under which the CEO is required to hold stock or equity-based securities valued at six times his base salary, other NEOs and other executive officers designated by the Compensation Committee are required to hold stock and equity-based securities valued at three times their base salary, and non-employee directors are required to hold stock and equity-based securities valued at five times the director’s annual cash retainer. Shares owned directly or indirectly, the grant date fair value of vested and unvested stock options (“SOs”), restricted stock units (“RSUs”), cash-settled performance stock units (“CPSUs”), and cash-settled restricted stock units (“CRSUs”), which include deferred cash awards (“DCAs”), are counted toward the guidelines. The executives and directors subject to the policy must meet the guidelines within five years of appointment. In the event an executive does not meet the guidelines within five years due to insufficient equity award grants, the individuals must retain at least 75% of net shares of the Company’s stock received as equity-based compensation since becoming subject to the guidelines. As of March 19, 2025, all NEOs, other executives so designated by the Compensation Committee, and non-employee directors were in compliance with these policies.

Clawback Policy – We maintain a clawback policy consistent with the requirements of Exchange Act Rule 10D-1 and applicable NYSE Listing Standard 303A.14. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

Mitigation of Undue Risk – Our compensation program is designed to discourage undue risk-taking by our NEOs and other employees through caps on the maximum level of incentive payouts, stock ownership and retention policies, and a clawback policy. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. After considering these policies and processes, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Compensation Consultant – The Compensation Committee works on an as-needed basis with an independent compensation consultant on director and executive compensation-related matters. This consultant reports directly to the Compensation Committee and provides no other services to the Company.

WHAT WE DON’T DO:

No Dividends Paid on Unvested Equity Awards – We do not pay dividends or dividend equivalents on any unvested equity awards (for both time-based and performance-based awards).
No Change In Control Excise Tax Gross-Ups – We have no agreements or plans in place that would provide Section 280G excise tax gross-ups to any NEO.
No Repricing of Underwater Stock Options – We will not reduce the exercise price of outstanding options or stock appreciation rights or cancel underwater options or stock appreciation rights in exchange for cash or another award without shareholder approval.

No Hedging, Short Sales or Derivative Transactions in Company Stock – We prohibit all insiders (e.g., non-employee directors, executive officers and other identified employees) from engaging in hedging transactions in the Company’s securities.

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Tutor Perini Corporation | 2025 Proxy Statement 23

2024 Advisory Vote on Executive Compensation
At our 2024 Annual Meeting of Shareholders, less than a majority of the votes cast supported our NEOs executive compensation program for 2023. The Company and the Compensation Committee considered this voting result in assessing whether there was a need for further modification or enhancement of our executive compensation program and related governance policies. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, we also believe the significant steps we have taken over the past several years have been responsive to many of the concerns regarding executive compensation that have been expressed by our shareholders. Further details are discussed below.
ACTIVE SHAREHOLDER ENGAGEMENT PROGRAM
Our Board and management are committed to engaging with our shareholders and incorporating feedback into their decision-making processes. Throughout the year, our current Chief Executive Officer, our Chief Financial Officer, and Vice President of Investor Relations meet by phone and in-person with current and prospective shareholders to discuss Tutor Perini’s strategy, business, and financial results. This same team, together with the Chairman of our Compensation Committee and our Corporate Secretary, also engages with shareholder stewardship teams to solicit their views and feedback on issues that matter most to our shareholders, including, among other things, corporate governance, compensation, succession planning, and other related matters. Shareholder feedback is shared with our Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between shareholders and our Board, and provides additional transparency to our shareholders.
Since our 2024 Annual Meeting of shareholders, we invited our top 25 institutional shareholders representing approximately 59% of our outstanding shares and two leading proxy advisory firms to have a dialogue and engaged with shareholders representing approximately 25% of our outstanding shares, as well as with one of the proxy advisory firms. Our discussion topics included, among other things, the transition of the role of CEO from Mr. Tutor to Mr. Smalley (including the fact that, as previously mentioned, Mr. Smalley’s compensation package as CEO more closely aligns to the median of our compensation peer group), our recent change to a majority voting standard for uncontested director elections; board refreshment over the past few years, and the desire by Mr. Smalley and the Board to broaden the use of share-based incentive compensation awards across a larger set of key employees to more closely align their interests with those of shareholders.
Shareholders acknowledged the Company’s explanation for the reasons behind the level of Mr. Tutor’s compensation as CEO (based on commitments made to him in his past and as part of the Board’s succession plan outlined in his current employment agreement) and were encouraged that his compensation as Executive Chairman declined substantially in 2025 and will further decline in 2026. Shareholders were also pleased that the CEO succession has occurred and that CEO compensation beginning in 2025 is now commensurate with (and below the median of) CEO pay among our peer group companies. Shareholder feedback also focused on the Company’s relative total shareholder return underperformance in past years and certain problematic pay practices, such as payment of guaranteed bonuses to certain executives and accelerated vesting of certain equity awards for a voluntary departure by an executive. Going forward, the Compensation Committee is focused on better aligning its compensation practices with those of typical public companies. In addition, shareholders have acknowledged the Company’s significant share price improvement in recent years, as well as the Company’s record operating cash flow for each of the past three years, an improved balance sheet through substantial debt reduction since the end of 2023, and various major new project awards in 2024 that resulted in a record backlog as of December 31, 2024. Shareholders also expressed optimism about the Company’s prospects for a return to profitability in 2025 as the Company executes on its record backlog. Finally, shareholders indicated they were pleased that the Board was responsive to previous feedback by proposing a change to a majority voting standard for uncontested director elections, and that the Board has made thoughtful changes to the composition of the Board. Shareholders requested enhanced disclosure in the proxy statement regarding the CEO transition and Mr. Tutor’s role, responsibilities and compensation as Executive Chairman, which we have provided herein.
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24 Tutor Perini Corporation | 2025 Proxy Statement

Actions Taken Based on Shareholder and Proxy Advisor Feedback
The following table summarizes various concerns that have been expressed by shareholders over the past several years and how we have addressed those concerns:

Concern		How We Have Been Responsive
1.	Level of total CEO compensation
Our proxy statements include disclosures regarding Mr. Tutor’s significant value to the Company (see section titled “CEO Transition and Unique Factors That Have Played into our Executive Compensation Practices”) to help explain his level of compensation. Based on Mr. Tutor’s performance and value to the Company, the Compensation Committee believes that Mr. Tutor’s 2024 total compensation and compensation mix are appropriate and competitive with market practice.
A significant portion of Mr. Tutor’s compensation is tied to Company performance. From 2022 through 2024, Mr. Tutor forfeited a total of approximately $9.2 million of unearned bonus and equity incentives (see section titled “Forfeitures of Unearned Performance-Based Awards”). In addition, Mr. Tutor’s total aggregate realized compensation for the last three years (see section titled “Total Realized Compensation”) was $21.7 million less than his aggregate compensation as required to be reported in the Summary Compensation Table.
Effective January 1, 2025, Mr. Smalley succeeded Mr. Tutor as the Company’s CEO. As CEO, Mr. Smalley is provided a compensation package that is more closely aligned with other CEOs in our compensation peer group. As previously disclosed, upon Mr. Smalley’s promotion to CEO, (i) his annual base salary increased from $1.1 million to $1.2 million (ii) his target annual incentive opportunity increased from 125% to 150% of his annual base salary, and (iii) his target annual long-term incentive opportunity increased from $3 million to $4 million. This total target compensation opportunity falls below the median of CEOs in our compensation peer group.

2.	Previous inclusion of private companies and U.S. subsidiaries of foreign parents in peer group
The Company eliminated the inclusion of private companies and U.S. subsidiaries of foreign parents in our compensation and relative TSR peer groups. The Company’s peer groups only include publicly traded companies within the engineering and construction industry.

3.	Short-term incentive compensation performance metrics
Each year, the Company’s most critical near-term goals are re-assessed and the NEOs’ short-term incentive compensation metrics and performance targets are adjusted to align with those goals, while taking into account shareholder feedback received with respect to such metrics. In 2024, the Compensation Committee utilized a multi-faceted annual incentive compensation program, tying NEO’s bonus payouts to: (i) operating cash flow (at a 65% weighting); (ii) pre-tax income (at a 20% weighting); and (iii) individual performance (at a 15% weighting) against preset goals. For Mr. Tutor and Mr. Smalley, the individual performance metric also includes consideration of each person’s performance in effecting a smooth transition of Mr. Smalley to CEO effective January 1, 2025. Historically, the operating cash flow metric has had a very positive incentivizing effect that has helped the Company achieve strong operating cash flow results that exceeded budgeted consolidated net income in six of the eight years since this metric was implemented (in 2017, 2019, 2020, 2022, 2023, and 2024), and record operating cash flow in 2017, 2020, 2022, 2023 and 2024.

4.	Absence of relative metrics in long‑term incentive compensation program
The Company added a relative performance metric to performance-based long-term incentive awards. All performance-based long-term incentive awards granted from 2017 to 2020 included a relative TSR performance metric. As part of this, 50% of the performance-based awards granted to the Company’s CEO from 2021 to 2024 included a relative TSR performance metric. Future long-term incentive compensation awards to NEOs are expected to include relative TSR as a performance metric.

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Tutor Perini Corporation | 2025 Proxy Statement 25

Concern		How We Have Been Responsive
5.	Short (one-year) performance periods for most long-term incentive compensation awards
The Company eliminated the use of one-year performance periods for long-term incentive compensation awards, except in limited circumstances that are subject to approval by the Compensation Committee. In 2024, none of our NEOs’ long-term incentive compensation awards incorporated a one-year performance period.

6.	Need for a minimum vesting period for equity awards
Our Incentive Compensation Plan requires vesting periods of greater than one year for performance-based equity awards and at least three years (with ratable vesting permitted) for time-based restricted stock and RSU awards for NEOs that applies to 95% of shares reserved under the Incentive Compensation Plan.

7.	Share pledging
The Company has a policy that limits any share pledging by NEOs and non-management directors to no more than 30% of the shares beneficially owned by the pledgor. No NEO or director currently has any pledged shares.

8.	Majority voting standard for director elections
At the Annual Meeting held in 2024, shareholders approved to amend our Articles and By-Laws to adopt a majority voting standard for uncontested director elections. Under the director resignation policy, if an incumbent director does not receive more “for” than “against” votes, that director will be expected to submit a letter of resignation and within 90 days the Board will act upon the recommendation of the Corporate Governance and Nominating Committee to decide whether to accept or reject the resignation offer.

ESTABLISHING EXECUTIVE COMPENSATION
Compensation Philosophy and Objectives
Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:

•Link executive compensation to the execution of our business strategy. The Company’s executive compensation program incentivizes and rewards progress toward the achievement of strategic business goals, including growing backlog and revenue, profitable project execution, and generating strong operating cash from ongoing and future projects and the successful resolution of claims and unapproved change orders. The Company added more than $12.8 billion of new awards to its backlog in 2024, and anticipates continued backlog growth given the robust pipeline of large prospective project opportunities that are expected to be bid in 2025 and 2026. In addition, the Company generated record operating cash flow in 2024 for a third consecutive year, surpassing the prior-year record by 63%, and expects continued strong cash generation over the next several years. With continued strong execution on projects in backlog and improved financial performance, key employees can earn higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.
•Provide compensation that is highly competitive. The Company’s executive compensation program provides a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. Generally, for each NEO, we set total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) that is at or near the median relative to our compensation peer group with adjustments made in consideration of the executive’s experience and other factors.

There continues to be a strong need to provide highly competitive pay packages for top executives, as competition remains fierce for such talent. The Company and its industry remain at a critical point for attracting and retaining top executives. There also continues to be substantial pent-up project demand following decades of underinvestment in infrastructure, and given the expected further increase in demand supported by the Infrastructure Investment and Jobs Act of 2021 and other funding sources, we anticipate an extraordinary period of continued industry growth over the next decade. Therefore, it is critically important that we maintain an executive compensation program that is competitively attractive and rewarding to our key executives and prospective executives.
•Link a significant portion of pay to performance-based outcomes. The Company’s executive compensation program links a significant portion of each NEO’s compensation to performance-based outcomes. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to pre-determined performance targets. As a result, our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. As detailed below in the section titled
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26 Tutor Perini Corporation | 2025 Proxy Statement

“Elements of Compensation,” the majority of the aggregate total target compensation of our NEOs for 2024 was performance-based, or at risk, and approximately 60% of our CEO’s 2024 total target compensation was performance-based.
•Align the interests of NEOs with those of our shareholders. The Company’s executive compensation program aligns the interests of our NEOs with those of our shareholders. We achieve this alignment through several means, including granting long-term equity-based compensation that fluctuates in value with share price appreciation and depreciation, as well as requiring our NEOs to maintain a meaningful level of stock ownership.
The Compensation Committee reviews the Company’s compensation philosophy and objectives on a regular basis to determine if revisions are necessary in light of market conditions, the Company’s strategic goals or other relevant factors. As detailed earlier in this CD&A, the Compensation Committee has made significant improvements to our executive compensation program over the last several years in response to shareholder feedback and the Company has also worked with the Board to effect certain governance improvements.

Pay Mix
We set base salary, annual incentive and long-term incentive compensation opportunities, and thus, target total compensation annually in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing an appropriate mix of short-term versus long-term incentive compensation for our executives. For 2024, all of our NEOs’ short-term incentive compensation opportunity was performance-based, and more than half of their aggregate long-term incentive compensation opportunity in 2024, as well as over the past five years, has been performance-based. The significant percentage of total pay mix that is focused on performance-based compensation helps to align the interests of our executive officers with those of our shareholders.
CEO Transition and Unique Factors That Have Played into our Executive Compensation Practices

Tutor Perini History
Since the 2008 merger between Tutor-Saliba Corporation and Perini Corporation that created Tutor Perini Corporation, Mr. Tutor has been the catalyst behind the Company’s evolution into a vertically integrated and broader geographic player in the heavy civil and building construction markets. With strong strategic and operational leadership, Mr. Tutor transformed the Company from a firm that in 2008 was primarily involved in lower-margin building projects to one that today boasts a broad nationwide footprint with a record $18.7 billion of backlog largely comprising higher-margin projects.

Succession Planning and Executive Chairman Responsibilities

Over the past decade, and as part of his succession planning efforts, Mr. Tutor has strategically mentored and developed many of the Company’s top executives in various critical functions, from operations and project management to strategic planning, new project selection and bid preparation, and day-to-day customer relationship management. With a focus on resolving outstanding litigation, Mr. Tutor has also developed key executives who continue to play an instrumental role in negotiating the resolution of the Company’s remaining legacy disputes.

As part of the Board’s CEO succession plan, Mr. Tutor entered into an amended and restated employment agreement with the Company effective June 1, 2021 (the “Amended Agreement”) that, among other things, outlined the timing, responsibilities, and compensation relating to Mr. Tutor’s transition from Chief Executive Officer (“CEO”) to Executive Chairman. Mr. Tutor transitioned from CEO to Executive Chairman at the beginning of 2025, at which time Mr. Smalley assumed the role of CEO. Mr. Tutor has agreed to remain with the Company as Executive Chairman for two years (through December 31, 2026). During this time, Mr. Tutor will continue to advise Mr. Smalley and other members of management by, among other things, facilitating introductions and relationships with customers and other stakeholders, supporting major project pursuits, providing input on estimates of large project bids, and assisting with the resolution of any remaining legacy disputes.

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Tutor Perini Corporation | 2025 Proxy Statement 27

Appointment of CEO and CEO Compensation
As mentioned above, effective January 1, 2025, Mr. Smalley succeeded Mr. Tutor as the Company’s CEO (in addition to his existing role as President) and joined the Company’s Board. Upon Mr. Smalley’s transition to CEO, (i) his annual base salary increased from $1.1 million to $1.2 million, (ii) his target annual incentive opportunity increased from 125% to 150% of his annual base salary, and (iii) his target annual long-term incentive opportunity increased by 33% from $3 million to $4 million, for a total target annual compensation of $7 million. The terms of Mr. Smalley’s employment agreement are described in the “Executive Compensation – Agreements and Arrangements with NEOs” section below. In setting Mr. Smalley’s compensation as CEO, the Board set the Company’s CEO compensation opportunity to be aligned with the CEOs’ compensation of our compensation peer group, based on shareholder feedback regarding concerns about elevated CEO compensation and a pay-for-performance misalignment. The Board believes that setting the CEO’s initial compensation below the peer group median combined with the Company’s improved stock price performance over the past three years (e.g., a 3-year compounded annual growth rate of 25% through December 31, 2024, including share price appreciation of 166% in 2024), should contribute towards further addressing our shareholders feedback, which it hopes will result in obtaining improved support from shareholders for the Company’s annual “Say-on-Pay” advisory vote.

Executive Chairman Compensation

Tutor Perini’s unique legacy as a company created through the merger of Mr. Tutor’s privately held company, Tutor-Saliba Corporation and Perini Corporation, a public company, and the Company’s continued advancement, including the benefit of Mr. Tutor’s assistance through the transition period, have been a pivotal factor in the Board’s consideration of Mr. Tutor’s compensation. Laying the groundwork for the Company’s future and long-term growth and success, Mr. Tutor’s value to the Company has been and continues to be significant, and the Board has set his level of compensation accordingly. These factors have been considered by the Compensation Committee in its determination and recommendation as to the appropriateness of Mr. Tutor’s compensation.

Upon transitioning from CEO to Executive Chairman, Mr. Tutor’s total target annual compensation was set at approximately $8.3 million, a decrease of 37% compared to his total target annual compensation of approximately $13.2 million in 2024, the final year in which he served as CEO. Mr. Tutor’s total target annual compensation will further decrease by 8% in 2026 to $7.7 million. The terms of Mr. Tutor’s employment agreement are described in the “Executive Compensation – Agreements and Arrangements with NEOs” section below. The Board recognized the desire expressed by certain shareholders that there be a meaningful reduction in the total compensation provided to Mr. Tutor upon his transition to Executive Chairman (given his narrowed scope of focus in the new role). The Board balanced this shareholder desire with the need to appropriately compensate Mr. Tutor for his guidance, advice and contributions over his remaining service with the Company, which are critical to ensuring a successful CEO transition.

2025 Compensation for Other NEOs
The Compensation Committee also continues to evaluate and adjust the compensation paid to the Company’s other named executive officers. In particular, in March 2025, the Compensation Committee reviewed the contributions of the other executive officers during 2024 and their compensation levels as compared to the Company’s compensation peer group. As a result, for 2025, the Compensation Committee decided to (1) set Mr. Soroka’s annual base salary at $650,000, his target annual cash incentive opportunity at 90% of base salary, and his target equity-based incentive compensation award at $900,000 in value, (2) set Ms. Assouri’s target annual cash incentive opportunity to 90% of base salary and her target equity-based incentive compensation award at $900,000 in value, (3) set Mr. Ariqat’s target equity-based incentive compensation award at $1,000,000 in value, and (4) enter into separation benefits agreements to provide executive officers with separation payments and benefits in the event of termination of their employment under various circumstances. Half of the equity-based incentive grants to each of these named executive officers in 2025 were awarded in equity-settled performance restricted stock units vesting based upon the achievement of certain goals over a three-year performance period and the other half were awarded in cash-settled time-based restricted stock units vesting ratably over three years. The Compensation Committee believes that these awards are crucial to ensuring that the compensation opportunity for these executives properly reflects their contributions to Tutor Perini, takes into account market compensation across our peer group companies, and aligns our executives’ interests with those of our shareholders.

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28 Tutor Perini Corporation | 2025 Proxy Statement

Use of Peer Groups
The Compensation Committee annually establishes and approves a compensation peer group and a relative TSR peer group, each of which is described below.

•Compensation Peer Group. Each year, the Compensation Committee assesses the competitiveness of each NEO’s total target compensation and each component of compensation (i.e., base salary, annual incentive compensation and long-term incentive compensation) against a peer group of companies. For 2024, the Compensation Committee selected peer group companies based on the following criteria: industry, revenue and market capitalization. Based on this selection criteria, the Compensation Committee approved the peer group composed of the following companies (“2024 Compensation Peer Group”), which remains unchanged from the group used for 2023:

2024 Compensation Peer Group
AECOM	Jacobs Solutions, Inc.
APi Group Corporation	KBR, Inc.
Comfort Systems USA, Inc.	MasTec, Inc.
Dycom Industries, Inc.	MYR Group, Inc.
EMCOR Group, Inc.	Primoris Services Corp.
Fluor Corporation	Quanta Services, Inc.
Granite Construction, Inc.	Tetra Tech, Inc.

•Relative TSR Peer Group. In 2024, the Company granted our CEO performance-based equity awards that are earned and paid based on the Company’s TSR relative to a peer group of companies. For this purpose, the Compensation Committee selected peer group companies based on the following criteria: industry, revenue and market capitalization. Based on this selection criteria, the Compensation Committee approved the peer group composed of the following companies (“2024 Relative TSR Peer Group”), which remains unchanged from the group used for 2023 relative TSR assessment:

2024 Relative TSR Peer Group
AECOM	Jacobs Solutions, Inc.
Arcosa, Inc.	MasTec, Inc.
Comfort Systems USA, Inc.	Matrix Service Company
Dycom Industries, Inc.	MYR Group, Inc.
EMCOR Group, Inc.	Quanta Services, Inc.
Fluor Corporation	Valmont Industries, Inc.
Granite Construction, Inc.

The Compensation Committee believes that these 2024 peer groups represent industry-focused groups of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believes that these peer groups provide a better representation of the competition that influences the Company’s compensation decisions, as compared to other peer groups selected and used by proxy advisory firms that consider peer companies across a wider spectrum of industries.
In addition to compensation market data derived from the 2024 Compensation Peer Group, the Compensation Committee considered other factors when evaluating NEO compensation, including individual and corporate performance, and the inherent value to the Company that each NEO brings in performing his/her roles and responsibilities.

To avoid confusion regarding the Company’s use of two similar peer groups, beginning in 2025, the Company will utilize the 2024 Compensation Peer Group shown above as its sole peer group.
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Tutor Perini Corporation | 2025 Proxy Statement 29

Elements of Compensation
The primary elements of compensation provided to each NEO are base salary, annual incentive compensation and long-term incentives, each of which is discussed below.
Base Salary
Base salary is a fixed component of our NEOs’ total target compensation. We provide base salaries that are highly competitive to retain our NEOs and to compensate them for their service to the Company. The Compensation Committee sets base salary levels based on a number of considerations including market data derived from the Compensation Peer Group, individual and corporate performance, and the inherent value to the Company of each NEO’s roles and responsibilities.
During 2024, the Compensation Committee reviewed the compensation of certain NEOs in comparison to the Compensation Peer Group, noting each NEO’s value and contributions to the Company’s success. Accordingly, effective April 1, 2024, the Compensation Committee approved an annual base salary increase for Mr. Ariqat from $700,000 to $800.000. Effective October 1, 2024, the Compensation Committee approved an annual base salary increase for Mr. Soroka from $575,000 to $625,000 and for Ms. Assouri from $500,000 to $625,000. None of our other NEOs received a base salary increase during 2024.
Annual Incentive Compensation
The Compensation Committee believes that offering meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, generally 40% to 65% of their target annual cash compensation (base salary and target annual incentive compensation) is comprised of an annual incentive opportunity that is paid only if the Company achieves pre-established performance goals set by the Compensation Committee.
2024 Performance Metrics

As discussed earlier, for the 2024 annual incentive compensation program, the Compensation Committee, and the independent members of the Board in the case of Mr. Tutor and Mr. Smalley, approved the following performance metrics and weightings: operating cash flow (65%), pre-tax income (20%) and individual performance (15%). These metrics were chosen because:

•Operating cash flow is a critical financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation;
•Pre-tax income is closely tracked at the project level and is useful for measuring profitability across the Company’s projects and business units; and
•An individual performance metric provides the Compensation Committee with latitude to appropriately reward each NEO based on the NEO’s specific contributions to overall Company performance; areas of improvement to the Company’s culture and work processes; talent development and succession planning; and safety. For Mr. Tutor and Mr. Smalley, the individual performance metric also considers their contributions towards effecting a successful CEO transition.
Overall, the Company and the Compensation Committee believe that a focus on maximizing these metrics promotes shareholder value creation over the long term and helps us achieve our business plan objectives.
2024 Annual Incentive Target Opportunity and Payout Range
For 2024, the Compensation Committee established a target annual incentive opportunity for each NEO, stated as a percentage of each NEO’s base salary. Mr. Tutor’s employment agreement provides for an annual cash bonus target of 175% of base salary for the remainder of his employment as CEO through 2024, with annual decreases to 135% (for 2025) and 100% (for 2026) during his employment as Executive Chairman. Similarly, Mr. Smalley’s employment agreement provides for an annual cash bonus target of at least 125% of base salary in 2024, with his 2025 bonus opportunity increasing to 150% once he becomes CEO. Mr. Ariqat’s employment letter provides for an annual cash bonus target of 100% of his base salary in 2024. The annual cash bonus target opportunities for Mr. Soroka and Ms. Assouri were 80% of each of their base salaries as approved by the Compensation Committee. Mr. Smithson was paid an annual 2024 target bonus payment of $900,000 in March 2025 pursuant to his Separation Agreement dated July 25, 2024. Therefore, he was not eligible for incentive compensation in 2024 and is not
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30 Tutor Perini Corporation | 2025 Proxy Statement

included in the tables below. Any earned bonuses are payable only if performance criteria to be established by the Compensation Committee, with the approval of the independent members of the Board, are met.
The following table presents the 2024 threshold, target and maximum incentive compensation opportunities and the payouts associated with each level of achievement. The NEOs’ threshold and maximum opportunities ranged from 68% to 150%, respectively, of his or her target; our CEO’s bonus opportunity had a wider range, from 49% to 200% of his target.

	2024 Annual Incentive Compensation Payout Opportunities
	Threshold	Target	Maximum
Ronald N. Tutor	$1,615,000	$3,325,000	$6,650,000
Ryan J. Soroka	$319,600	$470,000	$705,000
Gary G. Smalley	$935,000	$1,375,000	$2,062,500
Ghassan M. Ariqat	$527,000	$775,000	$1,162,500
Kristiyan D. Assouri	$289,000	$425,000	$637,500
The following table presents the 2024 threshold, target and maximum performance goals for each performance metric. The annual incentive for the cash flow from operations and pre-tax income metrics were only payable to the extent the Company achieved threshold performance goals established by the Compensation Committee at the beginning of the performance period.

	2024 Performance Ranges
(dollars in thousands)	Threshold	Target	Maximum
Cash flow from operations	$280,000	$350,000	$420,000
Pre-tax income	96,000	120,000	144,000
Individual performance(1)	(1)	(1)	(1)
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(1)Individual performance is based on a largely subjective review of the NEO’s achievement of pre-determined individual performance goals relating to contributions to overall Company performance; areas of improvement to the Company’s culture and work processes; talent development and succession planning; and safety. For Mr. Tutor and Mr. Smalley, the individual performance metric also considers their contributions towards effecting a successful CEO transition.
2024 Annual Incentive Actual Payout

The following table presents the actual performance achievements and payout amounts for our NEOs’ annual incentive compensation for 2024. These annual incentives were earned in 2024 and paid in March 2025.

			2024 Annual Incentive Compensation Payout
Metric	Actual Achievement (dollars in thousands)		Ronald N. Tutor	Ryan J. Soroka	Gary G. Smalley	Ghassan M. Ariqat	Kristiyan D. Assouri
Operating cash flow	503,544	143.9% of target	4,322,500	458,250	1,340,625	755,625	414,375
Pre-tax income	(173,008)	0.0%	—	—	—	—	—
Individual performance	(1)	(2)	997,500	88,125	257,813	145,313	79,688
Total Payout			$5,320,000	$546,375	$1,598,438	$900,938	$494,063
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(1)Achievement for NEOs other than Mr. Tutor and Mr. Smalley was determined based on an assessment by the CEO and approval of the Compensation Committee. For Mr. Tutor and Mr. Smalley, achievement was based on an assessment by the Compensation Committee and approval of the independent directors of the Board.
(2)Mr. Tutor’s actual payout for the individual performance metric was at the maximum performance. The individual performance payout for all other NEOs listed above was at 83.3% of maximum performance.
Long-Term Incentives
Awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has granted periodic equity-based awards to certain key executives based upon the Company’s strategic goals, the executive’s performance and retention considerations. The Compensation Committee is focused on better aligning its compensation practices with those of typical public companies and has taken a thoughtful approach to equity grants,
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Tutor Perini Corporation | 2025 Proxy Statement 31

balancing the competitiveness of individual awards and their motivational and retentive benefits for the NEOs against overall dilution and share usage considerations. As a result, the Compensation Committee awarded a portion of the compensation value to equity-based cash-settled incentives for three of the NEOs.
Equity-based awards granted in 2024 included cash-settled performance stock units (“CPSUs”) and cash-settled time-based restricted stock units (“CRSUs”). CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the closing price of the Company’s common stock on the vesting date. CRSUs (also referred to as deferred cash awards, or “DCAs”) are time-based awards indexed to the Company’s stock price and paid in cash based on the closing price of the Company’s common stock on the vesting date. In prior years, we have granted stock options which give the holder the right to purchase shares of the Company’s common stock subsequent to the vesting date at a defined exercise price, which must equal or exceed the fair value of the Company’s common stock on the award date.
2024 Time-Based Equity Awards Granted

In 2024, the Compensation Committee approved the grants of CRSUs as listed in the below table, with the value of each award converted to a number of units based upon the 20-day average closing share price ending on January 1, 2024. The time-based equity awards will vest as described below subject to continued employment through the applicable vesting date. Mr. Ariqat, Ms. Assouri and Mr. Smithson did not receive any time-based equity awards during 2024.

Named Executive Officer	Type	Grant Date	Vesting Date	Number of Units
Ronald N. Tutor	CRSU	3/13/2024	(1)	458,795
Ryan J. Soroka	CRSU	3/13/2024	(2)	14,337
Gary G. Smalley	CRSU	3/13/2024	(2)	172,048
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(1)The awards will vest in three substantially equal installments on each of March 13, 2025 and 2026, and December 31, 2026.
(2)The awards will vest ratably over three years in substantially equal installments on each anniversary of the grant date.

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32 Tutor Perini Corporation | 2025 Proxy Statement

2024 Performance-Based Equity Awards Granted

In 2024, the Compensation Committee approved the grants of CPSUs as listed in the below table with the value of each award based on the “target” level of performance converted to a target number of units based upon the 20-day average closing share price ending on January 1, 2024. Under applicable accounting rules, however, the grant-date fair value of the market-based CPSUs awarded to our NEOs is calculated for purposes of our financial reporting using a Monte Carlo simulation pricing model. The market-based CPSUs are included as compensation for our NEOs in the “Summary Compensation Table” and in the table below based on this valuation methodology. For information on the assumptions used in this calculation, refer to Note 1(o) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2025. Our Compensation Committee does not apply the Monte Carlo simulation when it determines the number of CPSUs to be awarded to an executive.

Mr. Tutor received CPSUs that vest based on the Company’s relative TSR over a three-year performance period as compared to the Company’s 2024 Relative TSR Peer Group, as well as CPSUs that vest based on the year-over-year growth in the Company’s pre-tax income averaged over the three-year performance period. The average annual growth in pre-tax income is measured from the Company’s preliminary 2024 budgeted pre-tax income of $117.1 million, which represents the low end of the Company’s 2024 earnings per share guidance range of $0.85 to $1.10 per share. Mr. Smalley and Mr. Soroka both received CPSUs that vest based on the Company’s annualized stock price growth over a three-year performance period ending December 31, 2026 calculated on a year-over-year basis. Mr. Ariqat, Ms. Assouri and Mr. Smithson did not receive any performance-based equity awards during 2024.

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Grant Date	Metric	Achievement Level	Award Payout (Shares)	Achievement Level	Award Payout (Shares)	Achievement Level	Award Payout (Shares)
Ronald N. Tutor	CPSU	3/13/2024	3-Year Relative Total Shareholder Return	25th percentile	114,699	50th percentile	229,398	90th percentile	573,495
Ronald N. Tutor	CPSU	3/13/2024	3-Year Average Growth in Pre-Tax Income	5 percent average annual growth	114,699	8 percent average annual growth	229,397	12 percent average annual growth	458,794
Ryan J. Soroka	CPSU	3/13/2024	3-Year Annualized Stock Price Growth	10 percent average annual growth	7,169	15 percent average annual growth	14,337	25 percent average annual growth	35,843
Gary G. Smalley	CPSU	3/13/2024	3-Year Annualized Stock Price Growth	10 percent average annual growth	86,024	15 percent average annual growth	172,048	25 percent average annual growth	430,120
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Tutor Perini Corporation | 2025 Proxy Statement 33

Performance-Based Equity Award Vesting Results and Payouts for 2024
In accordance with our pay-for-performance philosophy, certain prior year performance-based equity grants for our NEOs were forfeited or paid out below-target and certain grants were paid out at above-target. The following table describes the results and payouts of performance-based equity awards that concluded their performance periods in 2024.
Ronald N. Tutor CPSU Vesting on December 31, 2024

Metric	Threshold Payout (Shares)	Target Payout (Shares)	Maximum Payout (Shares)	Super Maximum Payout (Shares)	Actual Achievement Level(1)	Percent Payout (as a % of Target)	Award Payout (Shares)
3-Year Relative Total Shareholder Return	78,942	157,884	315,768	394,710	62nd percentile	146.15%	230,748
3-Year Average Growth in Pre-Tax Income	78,942	157,884	315,768	n/a	< 5 percent growth	0%	0
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(1)The threshold, target, maximum and super maximum relative TSR goals were set at the 25th percentile, 50th percentile, 75th percentile and 90th percentile, respectively. The threshold, target and maximum average pre-tax income growth goals were set at 5%, 8% and 12%, respectively.
Retention, Promotion and Performance Bonus Awards

Pursuant to a letter agreement Mr. Ariqat entered into with the Company in connection with his appointment as Executive Vice President of the Building and Specialty Contractor Groups, Mr. Ariqat received a $300,000 annual incentive compensation payment on April 1, 2024 and will receive an additional $300,000 payment on April 1, 2025, contingent upon his continued employment with the Company through this date. He is also eligible to receive up to an additional $317,000 upon attaining certain performance goals as approved by the Compensation Committee. Pursuant to an award agreement, Ms. Assouri will receive a long-term incentive cash bonus of $450,000 payable on October 1, 2026, contingent upon her continued employment with the Company through this date. Pursuant to the terms of his employment agreement, Mr. Smithson received a deferred cash bonus payment of $200,000 on May 23, 2024.
Perquisites
We provide certain perquisites to our executives because of the demand on time and travel, as well as productivity considerations, required in their leadership and management of multiple business units across dispersed geographic locations. The perquisites offered to our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. The Company also pays annual premiums for life insurance policies, which include coverage for Mr. Tutor through April 2031 and for Mr. Smalley and Mr. Ariqat during their respective employment periods. Additionally, Mr. Tutor is allowed limited personal use of Company aircraft, per the terms of his employment agreement, and Mr. Smalley is allowed limited personal use of the aircraft as approved by the independent directors.
Separation and Change in Control Arrangements
We are party to agreements with our NEOs, which provide for separation benefits and payments as well as specialized treatment of equity awards, in connection with a qualifying termination, including upon certain terminations without cause or due to death or disability, and resignations for good reason. In addition, the NEOs are eligible to receive “double trigger” separation benefits and payments upon a qualifying termination that takes place in connection with a change in control. We believe that these types of arrangements are necessary to attract and retain executive talent, and are a customary component of executive compensation. In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our separation and change in control arrangements are designed to provide these NEOs with treatment that is competitive with market practices.
In connection with Mr. Smithson’s departure from the Company in 2024 related to an internal reorganization, we entered into a separation agreement pursuant to which Mr. Smithson received certain separation benefits, as described below, in exchange for his general release of claims in favor of the Company and continuing compliance with all restrictive covenant obligations.
Additional information about these arrangements is provided in “Potential Payments Upon Termination or Change in Control” below.
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34 Tutor Perini Corporation | 2025 Proxy Statement

Role of the Compensation Committee and Management in Setting NEO Compensation
To execute the executive compensation strategy, the Compensation Committee works with management and Meridian to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEO. The CEO reviews performance of the executive officers, and, based on his assessment, makes recommendations to the Compensation Committee for consideration and approval of their base salary levels and the metrics and targets for both annual incentive compensation and any long-term incentive equity awards.
The Compensation Committee also reviews the CEO’s performance and, based on its assessment of his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee also receives regular independent advice and recommendations on executive compensation matters from Meridian.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for any awards granted at that time to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation paid for all executive officers, other than the CEO. For the CEO, the Compensation Committee recommends, and the independent members of the Board subsequently approve, each of their incentive compensation payouts. The Compensation Committee may approve increases in salary, cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.

Other Policies and Considerations

Insider Trading Policy

We have adopted insider trading policies and procedures, which govern the purchase, sale, and/or other dispositions of our securities by directors, officers and other covered persons and are designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. Under our Insider Trading Policy, no insider may sell any securities of the Company that are not owned by such individual at the time of the sale. Furthermore, no insider may buy, sell, or enter into puts, calls, zero-cost dollars, forward sales contracts, other derivative securities, or other hedging or monetization transactions of the Company at any time. Executive officers, non-management directors and certain key employees are included as insiders under this policy. A copy of this policy has been filed as Exhibit 19.1 to our Annual Report on Form10-K for the fiscal year ended December 31, 2024. The Company does not maintain a policy that broadly prohibits all employees from engaging in hedging transactions

Equity Grant Practices

We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has typically granted such awards on a predetermined annual schedule. As noted above, in 2024, we did not grant stock options as part of our NEOs’ annual equity award program. When we do grant stock options, the exercise price is no less than the closing price of our common stock on the date of the grant.
FORFEITURES OF UNEARNED PERFORMANCE-BASED AWARDS

The Company’s pay-for performance philosophy is reflected in our annual and long-term incentive programs under which payout levels are directly aligned with achieved performance against predetermined metrics.

For performance years 2022 through 2024, our annual incentive program paid certain NEOs less than their respective target payout opportunities because achieved performance in those years was below target performance goals set for certain annual performance metrics.

For the performance cycles ending in 2023 and 2024, Mr. Tutor forfeited a portion of his long-term performance-based equity incentive compensation because the Company achieved performance in those years that was below applicable target performance goals. Despite the later forfeiture of performance-based equity incentive awards, these awards are still reported in
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Tutor Perini Corporation | 2025 Proxy Statement 35

the Company’s Summary Compensation Table (“SCT”) in the year of grant at their grant date fair value. Mr. Smalley also forfeited a portion of his long-term performance-based equity incentive compensation for performance cycles ending in 2022 and 2023. Mr. Tutor did not receive any equity awards with a performance cycle ending in 2022 and Mr. Smalley did not receive any equity awards with a performance cycle ending in 2024. Mr. Soroka, Mr. Ariqat, Ms. Assouri and Mr. Smithson did not receive any equity awards with performance cycles ending in 2022, 2023 or 2024. The table below summarizes the dollar value of target annual incentive awards and target long-term performance-based equity incentive compensation that has been forfeited for each NEO over the past three years (after they became NEOs).

	Forfeitures of Unearned Performance-Based Awards
	Annual Incentive(1)	Long-Term Equity Incentive(2)	Total
Ronald N. Tutor
2024	$665,000	$1,662,519	$2,327,519
2023	—	5,577,677	5,577,677
2022	1,330,000	—	1,330,000
Total Forfeited	$1,995,000	$7,240,196	$9,235,196

Ryan J. Soroka
2024	$94,000	$—	$94,000
Total Forfeited	$94,000	$—	$94,000

Gary G. Smalley
2024	$275,000	$—	$275,000
2023	—	3,494,650	3,494,650
2022	400,000	1,230,299	1,630,299
Total Forfeited	$675,000	$4,724,949	$5,399,949

Ghassan M. Ariqat
2024	$155,000	$—	$155,000
Total Forfeited	$155,000	$—	$155,000

Kristiyan D. Assouri
2024	$85,000	$—	$85,000
Total Forfeited	$85,000	$—	$85,000
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(1)Represents the unearned portion of target compensation for each performance metric.
(2)Represents the grant date fair value of the unearned portion of long-term performance-based equity incentive awards.
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36 Tutor Perini Corporation | 2025 Proxy Statement

CEO TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES IN SUMMARY COMPENSATION TABLE
Most of our NEOs’ total realized compensation over the past three years (see section titled “Total Realized Compensation” for a description of the elements included in realized compensation) was significantly lower than their reported compensation in the SCT. For 2024, Mr. Tutor’s total realized compensation was $1.2 million less than his total compensation reported in the SCT. This was primarily due to timing differences (grant dates versus payout dates) associated with certain equity awards.

Mr. Tutor’s aggregate total realized compensation from 2022 to 2024 was $21.7 million less than the aggregate total compensation reported in the SCT for the same three-year period. This was primarily due to forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with certain equity awards. The substantial amount of unrealized compensation further reinforces the notion that our executive compensation is aligned with performance relative to high expectations.

The following charts compare Mr. Tutor’s total realized compensation and total compensation reported in the SCT for 2024, as well as on an aggregate basis for the period from 2022 to 2024.(1)
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(1)Mr. Tutor’s total realized compensation for 2024 more closely approximated his total compensation as reported in the SCT largely as a result of the Company’s substantially improved stock price performance (an increase of 166% in 2024) and the positive impact this had on the Company’s three-year relative TSR performance (which was 103%, and ranked at the 62nd percentile among the Company’s TSR peer group with respect to his relative TSR-based CPSU award which vested in 2024). Mr. Tutor’s three-year aggregate realized total compensation was substantially less than his SCT-reported aggregate total compensation due to significant forfeitures of certain awards in 2022 and 2023.
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Tutor Perini Corporation | 2025 Proxy Statement 37

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended that the CD&A be included in the Company’s 2025 proxy statement for filing with the SEC.
The Compensation Committee
Dennis D. Oklak, Chair
Robert C. Lieber
Shahrokh (“Rock”) Shah

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38 Tutor Perini Corporation | 2025 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2024, 2023 and 2022.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Ronald N. Tutor Chairman and CEO	2024	1,900,000	—	14,151,538	5,320,000	4,670,489	26,042,027
	2023	1,900,000	—	10,666,084	6,650,000	1,429,243	20,645,327
	2022	1,900,000	—	8,025,255	3,990,000	961,896	14,877,151
Ryan J. Soroka Executive Vice President and Chief Financial Officer	2024	587,500	—	492,332	546,375	25,366	1,651,573
	2023	479,173	—	259,800	477,966	31,485	1,248,424
Gary G. Smalley President	2024	1,100,000	—	5,908,129	1,598,438	238,418	8,844,985
	2023	1,012,885	—	3,573,484	1,899,144	73,166	6,558,679
	2022	1,000,000	—	—	900,000	69,616	1,969,616
Ghassan M. Ariqat Executive Vice President, Building and Specialty Contractors Groups	2024	775,000	300,000	—	900,938	42,117	2,018,055
	2023	700,000	1,416,667	808,200	350,000	31,952	3,306,819
	2022	575,641	982,852	—	—	29,842	1,588,335
Kristiyan D. Assouri Executive Vice President, Chief Legal Officer and Corporate Compliance Officer	2024	531,251	—	—	494,063	38,481	1,063,795

Michael F. Smithson Former Executive Vice President, Civil Group (7)	2024	435,000	200,000	—	—	2,004,760	2,639,760
	2023	900,000	200,000	—	1,222,500	30,950	2,353,450
	2022	816,667	685,068	—	375,041	24,584	1,901,360
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(1)The Compensation Committee approved an increase to Mr. Ariqat’s base salary from $700,000 to $800,000 effective April 1, 2024. Effective October 1, 2024, the Compensation Committee also approved an increase to the base salary for Mr. Soroka from $575,000 to $625,000, as well as an increase to the base salary for Ms. Assouri from $500,000 to $625,000.
(2)The 2024 amounts in column (d) represent the following: for Mr. Ariqat, a $300,000 cash bonus paid on April 1, 2024 pursuant to his letter agreement with the Company; and for Mr. Smithson, the payment of a $200,000 deferred cash bonus on May 23, 2024 (the third anniversary of his employment). Annual incentive payments appear in column (f).
(3)The amounts in column (e) represent the aggregate grant date fair value of RSUs, CPSUs and CRSUs granted in the applicable year. The fair value amounts are calculated in accordance with Financial Accounting Standards Board Codification 718, Stock Compensation (“ASC 718”). The market-based CPSU awards have been valued for this purpose based on a Monte Carlo simulation pricing model. Significant assumptions used in this simulation model include the Company’s expected volatility (48.4%), a risk-free rate based on U.S. Treasury yield curve rates with maturities consistent with the performance period (4.4%), and, specifically pertaining to TSR awards, the volatilities for each of the Company’s peers. Additional information regarding the assumptions used can be found in Note 1(o) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2025. For the performance-based awards granted in 2024, the grant date fair values, assuming the highest level of performance is achieved for all performance metrics, would be $13,089,425 for Mr. Tutor, $454,489 for Mr. Soroka and $5,453,922 for Mr. Smalley.
(4)The amounts in column (f) represent amounts earned as annual incentive compensation for each year and are paid early in the following year. The performance targets and achievements for 2024 are further discussed in the CD&A under the section titled “Annual Incentive Compensation.”
(5)The amounts in column (g) are detailed in the separate “All Other Compensation” table below.
(6)The amounts in column (h) represent the total of columns (c) through (g).
(7)Mr. Smithson departed from the Company in June 2024.
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Tutor Perini Corporation | 2025 Proxy Statement 39

All Other Compensation
The following table details the components of the “All Other Compensation” column for 2024 in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Company Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)(2)	Perquisites ($)(3)	Payments in Connection with Officer’s Termination ($)(4)	Total All Other Compensation ($)(5)
Ronald N. Tutor	—	368,176	4,302,313	—	4,670,489
Ryan J. Soroka	6,900	—	18,466	—	25,366
Gary G. Smalley	6,900	21,544	209,974	—	238,418
Ghassan M. Ariqat	6,900	7,594	27,623	—	42,117
Kristiyan D. Assouri	6,900	—	31,581	—	38,481
Michael F. Smithson	3,881	—	12,075	1,988,804	2,004,760
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(1)The amounts in column (b) represent amounts contributed by the Company into 401(k) plan accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, not to exceed $6,900 per employee in 2024.
(2)The amounts in column (c) represent life insurance premiums paid by the Company for benefits that are not available to all salaried employees.
(3)The amounts in column (d) represent the aggregate incremental cost to the Company for personal benefits provided to the NEOs. The total for Mr. Tutor includes $1,185,648 related to the personal use of the Company aircraft and $116,665 for vehicle usage and transportation-related costs. To commemorate Mr. Tutor’s retirement as founder and Chief Executive Officer of the Company and in recognition of the value of his meritorious service over more than 60 years, the Company donated a $3 million gift in his name to a nonprofit institution. Mr. Tutor did not receive any financial benefit associated with such gift. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Company aircraft, as originally negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). The total for Mr. Smalley includes $133,451 related to personal use of the Company aircraft and $76,524 for vehicle usage (including maintenance and repairs). The incremental cost of personal use of corporate aircraft is calculated based on the variable operating costs to the Company of any personal flights. The applicable executive bears all personal tax liabilities for such personal flights. The totals for Mr. Soroka, Mr. Ariqat, Ms. Assouri and Mr. Smithson relate to vehicle usage.
(4)The amount in column (e) represents amounts paid to Mr. Smithson pursuant to his Separation Agreement, which was entered into when he left the Company in connection with an internal reorganization, including (a) separation payments totaling $1,050,000 payable in seven monthly installments through February 2025, (b) a 2024 target annual bonus of $900,000, which was paid in March 2025, (c) payout of accrued vacation benefits of $35,913 upon his termination date, and (d) reimbursement of COBRA premiums of $2,891.
(5)The amounts in column (f) represent the totals of columns (b) through (e).
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40 Tutor Perini Corporation | 2025 Proxy Statement

Total Realized Compensation
The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding SCT and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports compensation that our NEOs actually received for each year presented as opposed to what they were awarded and could potentially receive. The following are some of the key differences between the two tables:
•The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to achieve performance targets. This is in contrast to the SCT, which includes equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. The Company believes that the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.
•For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports such incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though the actual bonus payouts occur months later and in the following year.
•The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its grant date fair value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets and stock price at time of settlement. Since the Company does not typically award equity on an annual basis for all NEOs, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Year	Salary ($)(1)	Bonus ($)(2)	Vested Stock Units ($)(3)	Exercised Stock Options ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Realized Compensation ($)(7)	Total Compensation as Reported in SCT ($)(8)	Difference Between Realized Compensation and Reported Compensation ($)(9)	Realized Compensation as a Percentage of Reported Compensation
Ronald N.	2024	1,900,000	—	11,265,640	317,695	6,650,000	4,670,489	24,803,824	26,042,027	(1,238,203)	95%
Tutor	2023	1,900,000	—	1,709,743	—	3,990,000	1,429,243	9,028,986	20,645,327	(11,616,341)	44%
	2022	1,900,000	—	667,884	—	2,472,239	961,896	6,002,019	14,877,151	(8,875,132)	40%
Ryan J.	2024	587,500	—	254,200	—	477,966	25,366	1,345,032	1,651,573	(306,541)	81%
Soroka	2023	479,173	—	684,300	—	181,350	31,485	1,376,308	1,248,424	127,884	110%
Gary G.	2024	1,100,000	—	2,219,975	2,438,144	1,899,144	238,418	7,895,681	8,844,985	(949,304)	89%
Smalley	2023	1,012,885	—	1,156,750	—	900,000	73,166	3,142,801	6,558,679	(3,415,878)	48%
	2022	1,000,000	—	564,997	—	732,227	69,616	2,366,840	1,969,616	397,224	120%
Ghassan M.	2024	775,000	300,000	444,000	—	350,000	42,117	1,911,117	2,018,055	(106,938)	95%
Ariqat	2023	700,000	1,899,519	185,100	—	—	31,952	2,816,571	3,306,819	(490,248)	85%
	2022	575,641	1,256,106	500,000	—	—	29,842	2,361,589	1,588,335	773,254	149%
Kristiyan D.	2024	531,251	—	—	—	424,121	38,481	993,853	1,063,795	(69,942)	93%
Assouri
Michael F.	2024	435,000	200,000	1,075,000	—	1,222,500	2,004,760	4,937,260	2,639,760	2,297,500	187%
Smithson	2023	900,000	435,068	296,500	—	375,041	30,950	2,037,559	2,353,450	(315,891)	87%
	2022	816,667	814,932	—	—	—	24,584	1,656,183	1,901,360	(245,177)	87%
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(1)The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)The amounts in column (d) are the same amounts reported in column (d) of the SCT, except for certain bonuses paid to Mr. Ariqat and Mr. Smithson. Mr. Ariqat’s guaranteed bonus payment of $700,000 was paid in 2023, and, thus, was reported in the above table in 2023, whereas the SCT reports a pro-rata portion of this bonus of $233,333 in 2022 and the remaining $466,667 in 2023. In addition, the pro-rata portion of Mr. Ariqat’s annual performance bonus of $249,519 relating to his previous position with the Company covering the period from January 1, 2022 to August 31, 2022 was not paid until 2023, and, thus, is reported in the above table in 2023, whereas the SCT reports this bonus when earned in 2022. Mr. Ariqat was paid bonuses totaling $756,106 in 2022 that related to 2021 performance, and, thus, are included in the above table in 2022 but excluded from the SCT as the amounts were earned in 2021. Lastly, Mr. Smithson’s pro-rata share of his guaranteed
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Tutor Perini Corporation | 2025 Proxy Statement 41

bonus of $235,068 relating to 2022 was not paid until 2023 and, thus, is reported in the above table in 2023, whereas the SCT reports the pro-rata portion of this bonus in 2022.
(3)The amounts in column (e) represent the gross value (prior to taxes) realized from vesting CPSUs, CRSUs and RSUs in the applicable year based on the value of the Company’s stock on the date of vesting. The amounts for certain RSUs vesting in 2023 for Mr. Soroka and Mr. Smalley reflect guaranteed minimum payouts at $20 per unit per the terms of their applicable award agreements. The amounts for certain RSUs vesting in 2022 for Mr. Ariqat reflect guaranteed minimum payouts at $20 per unit per the terms of his applicable award agreement. There are no such awards with guaranteed minimum payouts currently outstanding and the Company expects none to be awarded in the future.
(4)The amounts in column (f) represent the value realized from exercised stock options based on the difference between the exercise price and the market price of the Company’s stock on the date of exercise multiplied by the total number of shares underlying the exercised stock options.
(5)The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period, whereas the SCT reports in the year earned.
(6)The amounts in column (h) are the same amounts reported in column (g) of the SCT.
(7)The amounts in column (i) represent the total of columns (c) through (h).
(8)The amounts in column (j) represent the total compensation as reported in the SCT.
(9)The amounts in column (k) represent the difference between columns (i) and (j).
Grants of Plan-Based Awards in 2024

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: # of Shares or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Tutor	—	—	1,615,000	3,325,000	6,650,000	—	—	—	—	—
	CRSU	3/13/2024	—	—	—	—	—	—	458,795	5,817,521
	CPSU	3/13/2024	—	—	—	114,699	229,398	573,495	—	5,425,263
	CPSU	3/13/2024	—	—	—	114,699	229,397	458,794	—	2,908,754
R. Soroka	—	—	319,600	470,000	705,000	—	—	—	—	—
	CRSU	3/13/2024	—	—	—	—	—	—	14,337	181,793
	CPSU	3/13/2024	—	—	—	7,169	14,337	35,843		310,539
G. Smalley	—	—	935,000	1,375,000	2,062,500	—	—	—	—	—
	CRSU	3/13/2024	—	—	—	—	—	—	172,048	2,181,569
	CPSU	3/13/2024	—	—	—	86,024	172,048	430,120	—	3,726,560
G. Ariqat	—	—	527,000	775,000	1,162,500	—	—	—	—	—
K. Assouri	—	—	289,000	425,000	637,500	—	—	—	—	—
M. Smithson(5)	—	—	612,000	900,000	1,350,000	—	—	—	—	—
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(1)The types of equity awards that were granted in 2024 are CRSUs and CPSUs. CRSUs are time-based awards paid in cash based on the value of the Company’s common stock on the vesting date. CPSUs vest upon satisfaction of market or performance conditions and are settled in cash, based on the closing price of the Company’s common stock on the vesting date. Refer to the Section titled “Compensation Discussion and Analysis - Elements of Compensation - Long-Term Incentives” for a discussion about the vesting schedule and performance conditions applicable to these awards.
(2)Columns (d), (e) and (f) present the potential performance-based annual incentive payouts achieved at threshold, target and maximum. Actual amounts earned for 2024 are reflected in the SCT.
(3)Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of performance-based equity awards.
(4)The amounts in column (k) represent the grant date fair value of CRSUs and CPSUs computed in accordance with ASC 718. The market-based CPSU awards have been valued for this purpose based on a Monte Carlo simulation pricing model. Assumptions used in the calculation of these amounts can be found in Note 1(o) and Note 10 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2025.
(5)Mr. Smithson departed from the Company as part of a reorganization in June 2024 and therefore did not receive a bonus under our annual incentive compensation program.
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42 Tutor Perini Corporation | 2025 Proxy Statement

Outstanding Equity Awards as of December 31, 2024
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2024. Mr. Smithson did not hold any outstanding equity awards, and therefore is not included in the table below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Awards				Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Ronald N. Tutor	1/5/2018	274,432	—	25.70	01/05/2028	—	—	—	—
	Various	—	—	—	—	917,511	22,203,766	—	—
	3/8/2023	—	—	—	—	—	—	132,547	3,207,637	(4)
	3/8/2023	—	—	—	—	—	—	662,735	16,038,187	(4)
	3/13/2024	—	—	—	—	—	—	114,699	2,775,716	(4)
	3/13/2024	—	—	—	—	—	—	573,495	13,878,579	(4)
Ryan J. Soroka	Various	—	—	—	—	44,337	1,072,955	—	—
	3/13/2024	—	—	—	—	—	—	35,843	867,401	(4)
Gary G. Smalley	9/6/2017	112,500	—	25.95	09/06/2027	—	—	—	—
	Various	—	—	—	—	254,968	6,170,226	—	—
	1/1/2023	—	—	—	—	—	—	477,454	11,554,387	(4)
	3/13/2024	—	—	—	—	—	—	430,120	10,408,904	(4)
Ghassan M. Ariqat	1/26/2023	—	—	—	—	30,000	726,000	—	—
____________________________________________________________________________________________________
(1)The stock options reported in columns (c) and (d) are time-based awards. All outstanding stock options held by our NEOs were fully vested as of December 31, 2024.
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Tutor Perini Corporation | 2025 Proxy Statement 43

(2)The RSUs, CPSUs and CRSUs reported in columns (g) are time-based awards and those in column (i) are performance-based awards. The amounts included in column (i) include the following: for Mr. Tutor, 247,246 CPSUs shown at threshold performance level and 1,236,230 CPSUs shown at maximum possible performance level; for Mr. Soroka, 35,843 CPSUs shown at maximum possible performance level; and for Mr. Smalley, 907,574 CPSUs shown at maximum possible performance level. The outstanding CPSU awards will be settled at actual performance at the end of the respective performance period. The RSUs, CPSUs and CRSUs in columns (g) and (i) are scheduled to vest in the following years:

Name	Award Type	2025	2026	2027	Total	Vesting Based On
Ronald N. Tutor	RSU	281,986	146,542	—	428,528	Time
Ronald N. Tutor	CRSU	152,932	336,051	—	488,983	Time
Ronald N. Tutor	CPSU	132,547	—	—	132,547	Performance
Ronald N. Tutor	CPSU	662,735	—	—	662,735	Performance
Ronald N. Tutor	CPSU	—	114,699	—	114,699	Performance
Ronald N. Tutor	CPSU	—	573,495	—	573,495	Performance
Ryan J. Soroka	RSU	20,000	10,000	—	30,000	Time
Ryan J. Soroka	CRSU	4,779	4,779	4,779	14,337	Time
Ryan J. Soroka	CPSU	—	35,843	—	35,843	Performance
Gary G. Smalley	CRSU	98,809	98,809	57,350	254,968	Time
Gary G. Smalley	CPSU	477,454	—	—	477,454	Performance
Gary G. Smalley	CPSU	—	430,120	—	430,120	Performance
Ghassan M. Ariqat	CRSU	30,000	—	—	30,000	Time
		1,861,242	1,750,338	62,129	3,673,709
(3)The amounts in columns (h) and (j) are determined by multiplying the number of shares by the closing price ($24.20) of the Company’s common stock on the NYSE on December 31, 2024, the last trading day of the year.
(4)Awards represent CPSUs, which vest upon satisfaction of market or performance conditions and are settled in cash based on the closing price of the Company’s common stock on the vesting date.
2024 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Ronald N. Tutor	248,199	317,695	604,729	11,265,640
Ryan J. Soroka	—	—	20,000	254,200
Gary G. Smalley	173,096	2,438,144	76,391	2,219,975
Ghassan M. Ariqat	—	—	30,000	444,000
Michael F. Smithson	—	—	50,000	1,075,000
___________________________________________________________________________________________________
(1)Represents the total number of shares underlying the exercised stock options, without deduction for shares withheld as payment for the exercise price or applicable tax withholding obligations.
(2)Represents the amounts realized based on the difference between the exercise price and the market price of the Company’s stock on the date of exercise, multiplied by the total number of shares underlying the exercised stock options.
(3)Represents the gross number of shares earned upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations. The number of shares shown for Mr. Tutor include 230,748 CPSUs that were settled in cash. The number of shares for Mr. Smalley and Mr. Ariqat include 41,459 and 30,000 CRSUs, respectively, that were settled in cash.
(4)Reflects the value at the closing price of the common stock on the settlement date.

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44 Tutor Perini Corporation | 2025 Proxy Statement

Agreements and Arrangements with NEOs
The following is a summary of agreements and arrangements entered into with the NEOs.
Ronald N. Tutor Employment Agreement
On August 25, 2021 and effective as of June 1, 2021, the Company entered into an amended and restated employment agreement (the “Amended Agreement”) with Mr. Tutor. The Amended Agreement extended Mr. Tutor’s employment term through December 31, 2026. Mr. Tutor continued to serve as the Company’s Chairman of the Board and CEO through December 31, 2024, and will serve as Executive Chairman of the Board from January 1, 2025 to December 31, 2026. After transitioning from CEO to Executive Chairman, Mr. Tutor’s annual base salary decreased from $1.9 million in 2024 to $1.85 million in each of 2025 and 2026; his target annual bonus decreased from 175% of his annual base salary in 2024 to 135% in 2025 and 100% in 2026; and his long-term equity incentive awards decreased from a target value of $8 million in 2024 to $4 million in each of 2025 and 2026. The Amended Agreement also provides a transition bonus of $1.5 million payable to Mr. Tutor upon a successor CEO of the Company approved by the Board assuming such office, provided that Mr. Tutor has identified for Board consideration and the Board has approved such successor no later than June 1, 2024, and an additional $1.5 million payable one year following the commencement of the successor CEO’s term in office if the independent members of the Board determine that Mr. Tutor successfully mentored and trained the successor. Both transition bonuses are subject to Mr. Tutor’s continued employment with the Company through the applicable payment dates. On November 16, 2023, the Company announced that it plans for Mr. Smalley to succeed Mr. Tutor as CEO effective January 1, 2025. Upon Mr. Smalley assuming office on January 1, 2025, the first $1.5 million transition bonus mentioned above was paid to Mr. Tutor. In addition, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the Amended Agreement)), he will not solicit for employment any employees of the Company. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The separation benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.

Ryan J. Soroka Letter Agreement

The Company entered into a letter agreement with Mr. Soroka, effective as of November 15, 2023. The letter agreement provides for certain elements of compensation, including: an annual salary of at least $575,000; a target annual performance-based bonus opportunity of at least 70% of his annual base salary; a target long-term incentive award of at least $250,000; severance payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. Mr. Soroka has also entered into a separation benefits agreement. The separation benefits payable to Mr. Soroka pursuant to his letter agreement and separation benefits agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Gary G. Smalley Employment Agreement

The Company entered into an amended and restated employment agreement with Mr. Smalley (the “Amended and Restated Agreement”), effective November 15, 2023, which appointed Mr. Smalley as the President of the Company (and on which date he ceased serving as the Executive Vice President and Chief Financial Officer of the Company). The term of the Amended and Restated Agreement is through December 31, 2024 and is subject to automatic extensions for successive 12-month terms thereafter. The Amended and Restated Agreement provided that, as President, (i) Mr. Smalley’s annual base salary was $1.1 million, (ii) Mr. Smalley’s target annual incentive opportunity was 125% of his annual base salary (pro-rated for 2023), and (iii) in 2024, Mr. Smalley’s target annual long-term incentive opportunity was $3.0 million.

Under the terms of the Amended and Restated Agreement, upon Mr. Smalley’s promotion to Chief Executive Officer effective January 1, 2025, (i) Mr. Smalley’s annual base salary increased to $1.2 million, (ii) Mr. Smalley’s target annual incentive opportunity increased to 150% of his annual base salary, and (iii) Mr. Smalley’s target annual long-term incentive opportunity increased to $4.0 million. Additionally, in connection with his appointment, on November 15, 2023, Mr. Smalley received a DCA that will vest in three equal annual installments subject to Mr. Smalley’s continued service through each applicable vesting date. The amount of the DCA will be equal to the value of 124,379 shares of Company common stock on the applicable deferral date and will increase or decrease in value based on the Company’s stock price movement over the vesting period.

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Tutor Perini Corporation | 2025 Proxy Statement 45

The Amended and Restated Agreement provides additional benefits, including: additional life insurance; separation payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. In addition, in accordance with the Amended and Restated Agreement, Mr. Smalley has agreed that in the event of the termination of his employment, he will not solicit for employment any employees of the Company. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The separation benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Ghassan M. Ariqat Letter Agreement

The Company entered into a letter agreement with Mr. Ariqat effective January 26, 2023 with an initial term through August 31, 2025, subject to automatic extensions for successive 12-month terms thereafter. The letter agreement provides for certain elements of compensation, including: an annual salary of at least $700,000; a guaranteed bonus for the first full year of employment under the letter agreement; an annual performance-based bonus opportunity of at least 100% of annual base salary beginning after the guaranteed bonus period; additional cash bonuses subject to Mr. Ariqat’s continued employment through April 1, 2023, 2024 and 2025; share-based awards; separation payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites. Mr. Ariqat has also entered into a separation benefits agreement. The separation benefits payable to Mr. Ariqat pursuant to his letter agreement and separation benefits agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Kristiyan D. Assouri Award Agreement

Before being designated an Executive Officer, Ms. Assouri entered into an amended and restated long term cash incentive award agreement with the Company effective October 1, 2023 that provides for a cash bonus subject to Ms. Assouri’s continued employment through October 1, 2026 with acceleration provisions in the event of termination of her employment under various circumstances. Ms. Assouri has also entered into a separation benefits agreement. The separation benefits payable to Ms. Assouri pursuant to her award agreement and separation benefits agreement are described in the “Potential Payments Upon Termination or Change in Control” section below.
Michael F. Smithson Employment Agreement

The Company entered into an employment agreement effective May 23, 2021 with Mr. Smithson for a term of three years, which covered his employment prior to his June 2024 departure. The employment agreement provided for certain elements of compensation, including: an annual salary; signing and guaranteed bonuses; annual performance-based bonus; deferred compensation subject to Mr. Smithson’s continued employment through the first, second and third anniversaries of the agreement; share-based awards; separation payments and benefits in the event of termination of his employment under various circumstances; and certain perquisites.
Potential Payments Upon Termination or Change in Control
Each NEO has an agreement that provides for the payment of specified separation benefits upon the following termination events: death, disability, termination by the Company for cause or by executive without good reason, termination by the Company without cause or by executive with good reason, or in connection with a change in control. All change in control payments and benefits are subject to a “double trigger,” meaning that payments are made only when both of the following occur: (1) a change in control of the Company and (2) a qualifying termination of employment. Mr. Smithson departed from the Company in 2024, and so we have disclosed the amounts he actually received under the terms of his negotiated separation agreement.
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46 Tutor Perini Corporation | 2025 Proxy Statement

Eligibility for separation benefits to Mr. Tutor and Mr. Smalley are set forth in their respective employment agreements. As mentioned above, Mr. Soroka, Mr. Ariqat and Ms. Assouri have entered into a separation benefits agreement, amending the termination benefits provided by their respective employment letters, if any. Under those agreements, in the event of termination without cause or resignation for good reason, the executive is entitled to separation payments equal to 150% of the sum of their annual base salary and target bonus, a pro-rata bonus for the year of termination (based on actual performance), and full vesting of outstanding equity awards (with any performance-based awards vesting at the greater of target or actual performance through the date of termination). In addition, any options held by the executive will remain outstanding through the maximum expiration date of the option. If either such termination takes place prior to or within two years following a change in control, the executive will receive benefits similar to those for termination without cause, with separation payments increased to 200% of the base salary and target bonus. If the executive’s employment is terminated as a result of death or disability, he or she will be eligible to receive a pro-rata bonus for the year of termination (based on actual performance) and full vesting of outstanding equity awards (with any performance-based awards vesting at the greater of target or actual performance through the date of termination). In addition, any options held by the executive will remain outstanding through the maximum expiration date of the options. Separation payments and benefits are subject to the executive’s (or his or her estate’s) timely execution and non-revocation of a general release of claims.
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Tutor Perini Corporation | 2025 Proxy Statement 47

Ronald N. Tutor
Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2024:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	—	219,231	56,717,662	—	56,936,893
B.	Disability	—	2,428,284	56,717,662	—	59,145,946
C.	Termination by Employer for Cause or by Executive without Good Reason	—	2,428,284	—	—	2,428,284
D.	Termination by Employer without Cause or by Executive with Good Reason	5,320,000	2,502,587	56,717,662	10,450,000	74,990,249
E.	Change in Control Termination	5,320,000	2,539,738	59,721,257	15,675,000	83,255,995
____________________________________________________________________________________________________
(1)The annual incentive compensation for 2024 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2024, Mr. Tutor was not owed any unearned annual incentive. Subsequent to December 31, 2024, the Compensation Committee approved a $5,320,000 annual incentive compensation bonus for Mr. Tutor for 2024 performance and payment has since been made to him. This amount is shown as payable as of December 31, 2024 under Events D and E above. Should Events D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Tutor at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation, life insurance and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2024, valued at $219,231). Events B, C, D and E would require the continuation of life insurance benefits providing for the payment of $10.0 million in the event of Mr. Tutor’s death through the earlier of April 12, 2031 or his death (total remaining premiums estimated at $2,209,053 at December 31, 2024). Event D would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $74,303 at December 31, 2024 based on then applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage. Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 36 months (estimated at $111,454 at December 31, 2024 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage.
(3)Mr. Tutor had 428,528 RSUs, 488,983 CRSUs and 988,983 CPSUs (target performance assumed) outstanding at December 31, 2024. The table below represents the value of the outstanding RSUs, CRSUs and CPSUs quantified using the Company’s closing share price of $24.20 on December 31, 2024, the last trading day of the year, assuming the triggering events occurred on December 31, 2024. Under Events A, B and D, CPSUs are paid out at the end of the performance period based on actual performance. As of December 31, 2024, 1,195,446 of the outstanding CPSU awards were considered likely to vest based on actual performance measured against the performance criteria through that point, which was above target performance. In addition, Mr. Tutor vested in a CPSU award on December 31, 2024 for 230,748 units valued at $5,584,102, which was paid to him in January 2025 upon approval by the Compensation Committee. As a result, the value of these CPSU awards are included in the table below for Events A, B, D and E. The likelihood of vesting for certain CPSU awards is considered remote as they are not projected to meet the performance criteria, and as a result, the value of these awards is not included in the table below for Events A, B or D. Under Event E, CPSUs are paid out at target performance and Mr. Tutor also receives a cash payment equal to the amount of his future scheduled annual CRSU grants, for a total of $8 million at December 31, 2024. Mr. Tutor had no unvested stock options outstanding as of December 31, 2024.

Triggering Event		RSUs ($)	CRSUs ($)	CPSUs ($)	Total ($)
A.	Death	10,370,378	11,833,389	34,513,895	56,717,662
B.	Disability	10,370,378	11,833,389	34,513,895	56,717,662
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	10,370,378	11,833,389	34,513,895	56,717,662
E.	Change in Control Termination	10,370,378	19,833,389	29,517,490	59,721,257
(4)A cash lump sum would be due in the amount of two times the sum of Mr. Tutor’s annual salary and target bonus in the case of Event D; and three times the sum of Mr. Tutor’s annual salary and target bonus in the case of Event E.

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48 Tutor Perini Corporation | 2025 Proxy Statement

Ryan J. Soroka
Certain payments would be payable to Mr. Soroka in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2024:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	546,375	26,743	1,940,356	—	2,513,474
B.	Disability	546,375	26,743	1,940,356	—	2,513,474
C.	Termination by Employer for Cause or by Executive without Good Reason	—	26,743	—	—	26,743
D.	Termination by Employer without Cause or by Executive with Good Reason	546,375	26,743	1,940,356	1,586,250	4,099,724
E.	Change in Control Termination	546,375	26,743	1,940,356	2,115,000	4,628,474
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2024 performance would be due to Mr. Soroka at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2024, Mr. Soroka was not owed any unearned bonus. Subsequent to December 31, 2024, the Compensation Committee approved the annual incentive compensation bonus of $546,375 for 2024 and payment has been made to him. This amount has been shown as payable as of December 31, 2024 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Soroka at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation. Termination under all Events would result in payment for accrued vacation (11 days at December 31, 2024, valued at $26,743).
(3)Mr. Soroka had 30,000 RSUs, 14,337 CRSUs and 14,337 CPSUs (target performance assumed) outstanding at December 31, 2024. The table below represents the value of the outstanding RSUs, CRSUs and CPSUs quantified using the Company’s closing share price of $24.20 on December 31, 2024, the last trading day of the year, assuming the triggering events occurred on December 31, 2024. Under Events A, B, D and E, CPSUs are paid out at the higher of target or actual performance through the date of termination. As of December 31, 2024, 35,843 of the outstanding CPSU awards were considered likely to vest based on actual performance measured against the performance criteria through that point, which was above target performance.

Triggering Event		RSUs ($)	CRSUs ($)	CPSUs ($)	Total ($)
A.	Death	726,000	346,955	867,401	1,940,356
B.	Disability	726,000	346,955	867,401	1,940,356
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	726,000	346,955	867,401	1,940,356
E.	Change in Control Termination	726,000	346,955	867,401	1,940,356
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Soroka’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Soroka’s annual salary and target bonus in the case of Event E.

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Tutor Perini Corporation | 2025 Proxy Statement 49

Gary G. Smalley
Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2024:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	1,598,438	78,269	16,110,981	—	17,787,688
B.	Disability	1,598,438	78,269	16,110,981	—	17,787,688
C.	Termination by Employer for Cause or by Executive without Good Reason	—	78,269	—	—	78,269
D.	Termination by Employer without Cause or by Executive with Good Reason	1,598,438	152,572	28,133,517	3,712,500	33,597,027
E.	Change in Control Termination	1,598,438	152,572	28,133,517	4,950,000	34,834,527
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2024 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2024, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2024, the Compensation Committee approved a $1,598,438 annual incentive compensation bonus for Mr. Smalley for 2024 performance and payment has been made to him. This amount is shown as payable as of December 31, 2024 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Smalley at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (19 days at December 31, 2024, valued at $78,269). Events D and E would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $74,303 at December 31, 2024 based on then applicable COBRA premiums), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.
(3)Mr. Smalley had 254,968 CRSUs and 410,775 CPSUs (target performance assumed) outstanding at December 31, 2024. The table below represents the value of the outstanding CRSUs and CPSUs quantified using the Company’s closing share price of $24.20 on December 31, 2024, the last trading day of the year, assuming the triggering events occurred on December 31, 2024. Under Events A and B, CPSUs are paid out at target performance. Under Events D and E, CPSUs are paid out at the higher of target or actual performance through the date of termination. As of December 31, 2024, 907,574 of the outstanding CPSU awards were considered likely to vest based on actual performance measured against the performance criteria through that point, which was above target performance. Mr. Smalley had no unvested stock options outstanding as of December 31, 2024.

Triggering Event		CRSUs ($)	CPSUs ($)	Total ($)
A.	Death	6,170,226	9,940,755	16,110,981
B.	Disability	6,170,226	9,940,755	16,110,981
C.	Termination by Employer for Cause or by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause or by Executive with Good Reason	6,170,226	21,963,291	28,133,517
E.	Change in Control Termination	6,170,226	21,963,291	28,133,517
(4)A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Smalley’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Smalley’s annual salary and target bonus in the case of Event E.
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50 Tutor Perini Corporation | 2025 Proxy Statement

Ghassan M. Ariqat
Certain payments would be payable to Mr. Ariqat in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2024:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)(3)	Cash Lump Sum ($)(4)	Total ($)
A.	Death	900,938	37,692	726,000	300,000	1,964,630
B.	Disability	900,938	37,692	726,000	300,000	1,964,630
C.	Termination by Employer for Cause or by Executive without Good Reason	—	37,692	—	—	37,692
D.	Termination by Employer without Cause or by Executive with Good Reason	900,938	37,692	726,000	2,625,000	4,289,630
E.	Change in Control Termination	900,938	37,692	726,000	3,400,000	5,064,630
___________________________________________________________________________________________________
(1)The annual incentive compensation for 2024 performance would be due to Mr. Ariqat at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2024, Mr. Ariqat was not owed any unearned bonus. Subsequent to December 31, 2024, the Compensation Committee approved the annual incentive compensation bonus of $900,938 for 2024 and payment has been made to him. This amount has been shown as payable as of December 31, 2024 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Mr. Ariqat at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation. Termination under all Events would result in payment for accrued vacation (12 days at December 31, 2024, valued at $37,692).
(3)Mr. Ariqat had 30,000 CRSUs outstanding at December 31, 2024. The amounts represent the value of the outstanding CRSUs quantified using the Company’s closing share price of $24.20 on December 31, 2024, the last trading day of the year, assuming the triggering events occurred on December 31, 2024.
(4)A cash lump sum would be due in the amount of $300,000 for the immediate vesting of an outstanding incentive bonus in the case of Events A, B, D and E. A cash lump sum would be due in the amount of one and one-half times the sum of Mr. Ariqat’s annual salary and target bonus in the case of Event D; and two times the sum of Mr. Ariqat’s annual salary and target bonus in the case of Event E.

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Tutor Perini Corporation | 2025 Proxy Statement 51

Kristiyan D. Assouri
Certain payments would be payable to Ms. Assouri in the event of her termination. The amounts depend upon the circumstances surrounding her termination as follows, assuming the triggering event occurred on December 31, 2024:

Triggering Event		Bonus ($)(1)	Benefits ($)(2)	O/S Equity Awards ($)	Cash Lump Sum ($)(3)	Total ($)
A.	Death	494,063	19,531	—	450,000	963,594
B.	Disability	494,063	19,531	—	450,000	963,594
C.	Termination by Employer for Cause or by Executive without Good Reason	—	19,531	—	—	19,531
D.	Termination by Employer without Cause or by Executive with Good Reason	494,063	19,531	—	1,884,377	2,397,971
E.	Change in Control Termination	494,063	19,531	—	2,362,502	2,876,096
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(1)The annual incentive compensation for 2024 performance would be due to Ms. Assouri at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2024, Ms. Assouri was not owed any unearned bonus. Subsequent to December 31, 2024, the Compensation Committee approved the annual incentive compensation bonus of $494,063 for 2024 and payment has been made to her. This amount has been shown as payable as of December 31, 2024 under Events A, B, D and E above. Should Events A, B, D or E occur during any calendar year, a pro-rata bonus would be due to Ms. Assouri at the time payment is made to all executives for the calendar year in which the event occurs.
(2)Benefits include vacation. Termination under all Events would result in payment for accrued vacation (8 days at December 31, 2024, valued at $19,531).
(3)A cash lump sum would be due in the amount of $450,000 for the immediate vesting of her long-term incentive bonus in the case of Events A, B, D and E. A cash lump sum would be due in the amount of one and one-half times the sum of Ms. Assouri’s annual salary and target bonus in the case of Event D; and two times the sum of Ms. Assouri’s annual salary and target bonus in the case of Event E.
Michael F. Smithson Separation Agreement

Effective June 21, 2024, in connection with an internal reorganization, Mr. Smithson ceased to serve as the Company’s Executive Vice President, Civil Group and as an employee of Tutor Perini. The Company entered into a Separation Agreement with Mr. Smithson as of July 25, 2024, pursuant to which Mr. Smithson received separation payments totaling $1,050,000, representing 14 months of his annual base salary, paid in equal monthly installments over a seven-month period through February 2025. Mr. Smithson also received a cash payment equal to $900,000, equal to Mr. Smithson’s 2024 target annual bonus, which was paid in March 2025. In addition, he was eligible for reimbursement of COBRA premiums for medical, dental, and vision benefits for himself and his eligible dependents for 18 months, for which he received $2,891 in 2024.
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52 Tutor Perini Corporation | 2025 Proxy Statement

CEO PAY RATIO DISCLOSURE
The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.
In order to identify the median-compensated employee, we identified our employee population as of December 31, 2024. We selected total compensation paid to our employees from January 1, 2024 to December 31, 2024 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure. We ranked our employees (other than our then CEO, Mr. Tutor) based on this consistently applied compensation measure and identified our median-compensated employee. In identifying the median employee, the de minimis exemption of the pay ratio rules allows us to exclude up to 5% of our non-U.S. employees. Pursuant to the de minimis exemption, we excluded 164 employees from Diego Garcia, which comprised approximately 2% of our total employees. As of December 31, 2024, we had 7,510 employees, composed of 6,522 U.S. employees and 988 non-U.S. employees. After applying the de minimis exemption and excluding our CEO, our employee population from which we determined our median employee consisted of 7,345 individuals.
The annual total compensation of the median-compensated employee was $65,577. The 2024 total compensation of Mr. Tutor, as measured for reporting in the SCT, was $26,042,027. The ratio of the annual total compensation of Mr. Tutor in 2024 to the annual total compensation of the median-compensated employee was 397 to 1. Based on our current CEO’s (Mr. Smalley’s) 2025 total target compensation, the CEO pay ratio for 2025 is expected to decrease substantially compared to the ratio for 2024 (the Company estimates that this ratio will be approximately 150 to 1).
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.
PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to the Compensation Discussion and Analysis above.

					Value of Initial Fixed $100 Investment Based on:
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	SCT Total Compensation for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average SCT Total Compensation for Other NEOs ($)(1)	Average Compensation Actually Paid to Other NEOs ($)(2)	Cumulative TSR ($)(3)	Peer Group Cumulative TSR ($)(4)	Net Income (Loss) ($) (in '000s)(5)	Operating Cash Flows ($) (in '000s)(6)
2024	26,042,027	59,959,612	3,243,634	7,459,281	188.18	346.60	(122,339)	503,544
2023	20,645,327	18,808,306	3,790,209	3,432,177	70.76	246.68	(127,597)	308,471
2022	14,877,151	3,156,802	2,098,057	799,889	58.71	206.01	(192,572)	206,971
2021	14,808,920	11,178,721	3,926,577	2,922,122	96.19	180.24	134,150	(148,454)
2020	8,156,049	9,549,387	2,797,146	1,946,058	100.70	120.70	152,337	172,772
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(1)The dollar amounts reported in column (b) and (d) are the amounts reported for Mr. Tutor and, for the NEOs other than Mr. Tutor as a group, the average of the amounts reported for such individuals as a group, in each case, for each of the corresponding years in the “Total” column of the SCT. Other NEOs for 2024 included Mr. Soroka, Mr. Smalley, Mr. Ariqat, Ms. Assouri and Mr. Smithson. Other NEOs for 2023 included Mr. Soroka, Mr. Smalley, Mr. Ariqat, Mr. Smithson and Ms. Wendy A. Hallgren. Other NEOs for 2022 included Mr. Smalley, Mr. Ariqat, Mr. James A. Frost, Ms. Hallgren and Mr. Smithson. Other NEOs for 2021 included Mr. Smalley, Mr. Frost, Ms. Hallgren and Mr. Smithson. Other NEOs for 2020 included Mr. Smalley, Mr. Frost, Ms. Hallgren and Mr. Jean J. Abiassi.
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Tutor Perini Corporation | 2025 Proxy Statement 53

(2)The dollar amounts reported in columns (c) and (e) represent the amount of compensation actually paid (“CAP”) to the CEO and average CAP to all other NEOs, as a group, respectively, in each case as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by these individuals. CAP is calculated for a given fiscal year by adjusting the officer’s total compensation, as reported in the “Total” column of the SCT, for certain amounts related to equity awards as described with respect to 2024 below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Year	SCT Total ($)	Less: Amounts Reported as "Stock Awards" in the SCT ($)	Less: Amounts Reported as "Option Awards" in the SCT ($)	Add: Year End Fair Value of Outstanding and Unvested Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Add: Fair Value as of Vesting Date for Awards Granted and Vested in the Current Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Less: Fair Value at the End of the Prior Year of Equity Awards that Forfeited in the Current Year ($)	Compensation Actually Paid ($)
CEO
Ronald N. Tutor
2024	26,042,027	(14,151,538)	—	23,320,576	17,363,316	—	7,385,231	—	59,959,612

Aggregate Average Information
Other NEOs
2024	3,243,634	(1,280,092)	—	2,900,151	2,117,986	—	477,602	—	7,459,281

(3)The cumulative TSR for the Company and the Company’s peer group is calculated, assuming a fixed investment of $100 on December 31, 2019 (which represents the last trading day before the earliest fiscal year as reported in the above table).
(4)The peer group used for this purpose is the Dow Jones U.S. Heavy Construction Index.
(5)The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(6)The most important financial performance measure used by the Company to link compensation actually paid to the NEOs for 2024 to Company performance (other than TSR, which is already included in the above Pay Versus Performance Table) is operating cash flow, as reported in the Company’s Consolidated Statements of Cash Flows within its audited financial statements under the caption “Net Cash Provided by (Used in) Operating Activities” for each applicable year.

Financial Performance Measures

As described in greater detail in the section titled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive CAP to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.Operating cash flow;
2.Relative TSR;
3.Pre-tax income; and
4.Stock price growth

Analysis of NEO Compensation Actually Paid vs. Cumulative TSR, Net Income (Loss) and Operating Cash Flow

As discussed further in the section titled “Compensation Discussion and Analysis”, the primary elements of compensation for NEOs include base salary, non-equity annual incentive compensation, and long-term equity-based incentives, which can include time-based and performance-based equity awards.

The following graphs show the relationship between the CAP to the CEO and the average CAP to other NEOs and each of the Company’s cumulative TSR, net income (loss), and operating cash flow for the years ended December 31, 2024, 2023, 2022, 2021 and 2020.

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54 Tutor Perini Corporation | 2025 Proxy Statement

Compensation Actually Paid (CAP) and Cumulative TSR
Compensation Actually Paid (CAP) and Net Income (Loss)

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Tutor Perini Corporation | 2025 Proxy Statement 55

Compensation Actually Paid (CAP) and Operating Cash Flow

The following graphs show the relationship between the Company’s cumulative TSR and the industry index cumulative TSR for the 5-year, 3-year and 1-year periods ended December 31, 2024.

Company Cumulative TSR and Peer Index Cumulative TSR (5-year period ended December 31, 2024)

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56 Tutor Perini Corporation | 2025 Proxy Statement

Company Cumulative TSR and Industry Index Cumulative TSR (3-year period ended December 31, 2024)
Company Cumulative TSR and Industry Index Cumulative TSR (1-year period ended December 31, 2024)
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Tutor Perini Corporation | 2025 Proxy Statement 57

DIRECTOR COMPENSATION
Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate.

Beginning May 2024, the fees for our non-management directors consisted of the following:

Annual Cash Retainer	$100,000
Annual Equity Value Retainer	$160,000
Annual Lead Independent Director Retainer	$30,000
Annual Audit Committee Chair Retainer	$25,000
Annual Compensation Committee Chair Retainer	$15,000
Annual Governance Committee Chair Retainer	$15,000
Annual Audit Committee Member Retainer	$12,500
Annual Compensation Committee Member Retainer	$7,500
Annual Governance Committee Member Retainer	$7,500

For any number of meetings deemed to be more than reasonable by the Compensation Committee after May 2024, members attending these meetings would receive an attendance fee of $1,500 per meeting. During 2024, there were three such meetings of the Audit Committee.

Up until May 2024, directors also received $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee received $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. Members of the Compensation and Corporate Governance and Nominating Committees received $900 per committee meeting attended in person and $300 per committee meeting attended telephonically.

During 2024, the Company formed an ad hoc Refinance Committee to consult with management regarding the Company’s debt refinancing, which was completed in April 2024. Members of this ad hoc committee received a meeting fee of $300 per meeting. There were two meetings of the Refinance Committee during 2024.

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58 Tutor Perini Corporation | 2025 Proxy Statement

The table below summarizes the total compensation earned by each of the non-management directors serving in 2024.

(a)	(b)	(c)	(d)
Name	Fees Earned (Paid in Cash or Stock) ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter Arkley	112,903	159,997	272,900
Jigisha Desai	146,003	159,997	306,000
Sidney J. Feltenstein	102,103	159,997	262,100
Robert C. Lieber	164,003	159,997	324,000
Dennis D. Oklak	147,503	159,997	307,500
Raymond R. Oneglia	111,403	159,997	271,400
Dale Anne Reiss	158,403	159,997	318,400
Shahrokh (“Rock”) Shah	123,903	159,997	283,900
Michael R. Klein (4)	4,600	—	4,600
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(1)The amounts in column (b) represent fees paid for the annual cash retainer, committee and committee Chair retainers, Lead Independent Director retainer and attendance (live or telephonically) at Board and committee meetings, as described above. The following table presents the cash and equity components of the $100,000 annual cash retainer for the directors who elected to receive all or a portion of this retainer in shares of the Company’s common stock:

	Share			Cash Payment ($)	Total ($)
Name	Amounts #	Price ($)	Value ($)
Jigisha Desai	4,786	20.89	99,980	20	100,000
Sidney J. Feltenstein	4,786	20.89	99,980	20	100,000
Robert C. Lieber	2,872	20.89	59,996	40,004	100,000
(2)The amounts in column (c) present the grant date fair value of the shares granted in 2024 based on the fair market value on the date of grant in accordance with ASC 718. The 2024 annual stock grant made to each director was based on the closing price of the Company’s common stock on the NYSE on the date of grant. As of December 31, 2024, none of our non-management directors had any outstanding equity awards.
(3)The amounts in column (d) represent the total of columns (b) and (c).
(4)Mr. Klein retired at the end of his term effective May 22, 2024.
Stock Ownership Guidelines for Non-Management Directors
The Company’s non-management directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-management directors must hold ownership of Tutor Perini stock, valued at the price per share paid by them or, for shares issued to them by the Company, the closing price per share on the date of issuance, at a multiple of five times the annual cash retainer ($100,000 as of December 31, 2024). Shares owned directly or indirectly are counted toward the guidelines. Non-management directors have until their fifth anniversary of becoming a director to comply with the guidelines. All of our current non-management directors are in compliance with the stock ownership guidelines.
Director and Officer Indemnification
Our Articles of Organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our By-Laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.
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Tutor Perini Corporation | 2025 Proxy Statement 59

RISK ASSESSMENT

Each year, management and the Compensation Committee review our employee compensation policies, including the annual incentive compensation we provide to our NEOs in relation to market data for our peer groups, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our compensation programs are designed to appropriately align compensation with our business strategy and do not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy, appropriately identified peer groups, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.

EQUITY COMPENSATION PLAN INFORMATION FOR 2024

As of December 31, 2024, the Company’s share-based compensation plan had outstanding securities and securities available to be awarded as follows:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	$1,305,349	$24.17	1,904,324
Equity compensation plans not approved by security holders	—	—	—
Total	$1,305,349	$24.17	1,904,324

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60 Tutor Perini Corporation | 2025 Proxy Statement

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED TUTOR PERINI CORPORATION OMNIBUS INCENTIVE PLAN
Introduction
On March 12, 2025, our Board of Directors, upon recommendation from the Compensation Committee, amended and restated the Tutor Perini Corporation Omnibus Incentive Plan (the original Plan, the “Plan” and, as amended and restated, the “Amended and Restated Plan”), which makes the following material amendments to the Plan:

(1)increases the number of shares available for awards under the Plan by 2,000,000 shares, and

(2)extends the term of the Plan from April 10, 2028 to April 10, 2030.

The Amended and Restated Plan is subject to shareholder approval. If approved by our shareholders, the Amended and Restated Plan will become effective as of the date of May 15, 2025, the date of the Annual Meeting (the “Effective Date”). The Board recommends that you vote “FOR” the approval of the Amendment.
Background

The Company currently maintains the Plan, which was originally adopted on April 10, 2018. In connection with its original adoption, we merged the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as amended and restated on October 2, 2014 and the Tutor Perini Corporation Incentive Compensation Plan adopted on April 3, 2017 into the Plan, to reduce the administrative cost and expense required to manage multiple plans.
The following is a summary of shares available for future awards and outstanding equity securities under the Plan as of December 31, 2024. This summary excludes outstanding restricted stock units that will be settled in cash.

Number of shares available for future awards	1,904,324
Number of restricted stock units outstanding	628,716
Number of stock options outstanding	676,633
Weighted-average remaining term of outstanding stock options (in years)	2.5
Weighted-average exercise price of outstanding stock options	$24.17
Total number of common shares outstanding	52,485,719

We are asking our shareholders to approve 2,000,000 additional shares to be authorized for issuance, which would increase the total number of shares authorized for issuance to 7,782,386 under the Amended and Restated Plan.

It is common practice for public companies to have incentive plans that utilize share-based awards to reward and motivate their executives, and executives of public companies expect share-based awards to be part of their long-term compensation. Accordingly, the Board recommends that the Company’s shareholders approve the Amended Plan for the following reasons:

•to ensure that we are able to continue our long-term, share-based incentive strategy, which is a critical element of our Pay-for-Performance compensation philosophy designed to align incentives for key employees with the creation of shareholder value and, importantly, enable us to broaden grants of share-based incentive awards to a larger number of key executives. Historically, we have provided share-based incentive awards to a relatively small number of key executives. Moving forward, as part of our efforts to advance our executive compensation program to one that is more traditional like those of other public companies, we intend to grant share-based awards to a broader group of employees;

•to provide the Company with the means to retain and attract the executive and other key talent needed to ensure our future success, which is increasingly critical given the project opportunities ahead and the competition that we face for such talent;

•to ensure that an adequate number of shares are available for future awards which will allow the Company to extend the issuance of share-based awards to non-employee directors as well as other key employees and consultants besides our executive officers; and
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Tutor Perini Corporation | 2025 Proxy Statement 61

•to enable us to continue to align the interests of our executive officers, employees and non-employee directors with those of our shareholders.

Background of Determination of Shares under the Amended and Restated Plan

As mentioned above, in its determination to approve the Amended and Restated Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is an incentive and retention mechanism for our employees, consultants and non-employee directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan, and the potential dilution associated with the Plan. This review included a consideration of the following key metrics, factors and philosophies:

•The following table sets forth information regarding equity-settled awards granted and earned, the burn rate for each of the last three years, and the average burn rate over the last three years. There were no equity-settled performance-based restricted stock awards granted or earned during the last three years.

	2022	2023	2024	3-Year Average

Service-based stock options granted	—	—	—	—
Performance-based stock options earned	—	—	—	—
Unrestricted stock awards	165,030	302,112	73,716	180,286
Service-based restricted stock units granted	375,769	590,188	30,000	331,986
Performance-based restricted stock units earned	—	—	—	—
Total	540,799	892,300	103,716	512,272
Weighted-average common shares outstanding (basic)	51,324,000	51,845,000	52,322,000	51,830,333
Burn rate	1.1%	1.7%	0.2%	1.0%

•An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted under our equity compensation plans, divided by the sum of (A) the total common shares outstanding, (B) the number of shares subject to equity awards outstanding but not exercised or settled, and (C) the number of shares available to be granted under our equity compensation plans. Our approximate fully-diluted overhang as of December 31, 2024, was 5.6%. If the Amended and Restated Plan had been approved as of such date, our approximate potential overhang, on a fully-diluted basis, would increase to 9.0% and then would decline over time.

If approved by our shareholders, the Amended and Restated Plan would increase the aggregate number of shares available for grant by 2,000,000 shares of common stock.

In light of the factors described above, the Board believes that the size of the share reserve proposed by the Amended and Restated Plan is reasonable and appropriate at this time.

To the extent we grant any awards between December 31, 2024 and the date of this Annual Meeting, the available share reserve under the Amended and Restated Plan will be reduced from 3,904,324 shares (i.e., 1,904,324 available shares remaining as of December 31, 2024 plus 2,000,000 shares) by the number of shares that we grant during such period.

Shareholder Approval

As mentioned above, if the Amended and Restated Plan is approved, then as of the Effective Date, an additional 2,000,000 shares will be authorized for issuance. For purposes of Section 422 of the Code, the maximum number of shares that can be granted as incentive stock options is 2,000,000. We have never granted any incentive stock options. Approval of the Amended and Restated Plan will constitute approval pursuant to the NYSE shareholder approval requirements applicable to equity compensation plans and approval pursuant to the shareholder approval requirements of Section 422 of the Code relating to incentive stock options (to the extent required by the Code).

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62 Tutor Perini Corporation | 2025 Proxy Statement

If our shareholders do not approve the Amended and Restated Plan pursuant to this Proposal 4, the additional shares proposed by the Amended and Restated Plan will not become available for issuance and the term of the Plan will not be extended, and the Plan (not as amended and restated) will continue in full force and effect, without giving effect to the Amended and Restated Plan, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.

Material Terms of the Amended and Restated Plan

Summary Description of the Amended and Restated Plan. The following is a summary of the principal features of the Amended and Restated Plan. The summary is not a complete description of all the terms of the Amended and Restated Plan and is qualified in its entirety by reference to the complete text of the Amended and Restated Plan, which is attached to this Proxy Statement as Exhibit A.

Amended and Restated Plan Administration. The Amended and Restated Plan is administered by the Compensation Committee of our Board of Directors (the “Administrator”), which has full power to select the eligible individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated Plan. The Administrator may at any time adopt, alter and repeal rules for the administration of the Amended and Restated Plan as it deems advisable; interpret the terms and provisions of the Amended and Restated Plan and any award agreement thereunder; make all determinations it deems advisable for administration of the Amended and Restated Plan; and decide all disputes arising in connection with the Amended and Restated Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals.

Eligibility and Limitations on Grants. All full-time and part-time officers, employees, non-employee directors and other key persons (including qualifying consultants and prospective employees) of Tutor Perini and its subsidiaries are eligible to participate in the Amended and Restated Plan, subject to the discretion of the Administrator. Currently, approximately 7,500 employees, 8 non-employee directors and approximately 10 qualifying consultants are eligible to receive awards under the Amended and Restated Plan.

The Plan permits the issuance of awards for a total number of shares up to an aggregate of 5,782,386 shares. As described above, if this Proposal 4 is approved, then, as of the Effective Date, an aggregate of 7,782,386 will be reserved for issuance pursuant to the Amended and Restated Plan, all of which may be granted as incentive stock options pursuant to Section 422 of the Code. As mentioned above, to the extent we grant any awards between December 31, 2024 and the date of this Annual Meeting, the available share reserve under the Amended and Restated Plan will be reduced from 3,904,324 shares (i.e., 1,904,324 available shares remaining as of December 31, 2024 plus 2,000,000 shares) by the number of shares that we grant during such period. If an award under the Amended and Restated Plan is forfeited, cancelled or held back upon exercise, settled to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, settled in cash or otherwise satisfied without the issuance of common stock or otherwise terminated (other than by exercise), such shares covered by the applicable award will be added back to the shares available for issuance under the Amended and Restated Plan.

With enactment of the Tax Cuts and Jobs Act of 2017, Section 162(m) performance-based award (including stock option) grant size limits are no longer required. However, in the interest of good governance, the Company has maintained certain limits. Specifically, (i) the maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 800,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any calendar year period, and (ii) the maximum number of shares of Common Stock granted to any one individual with respect to an award other than stock options or stock appreciation rights will not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events, and with respect to performance-based awards the 500,000 share limit shall apply to the number of shares of Common Stock that can be issued at target performance pursuant to such award) for any calendar year period. The minimum vesting period for all future awards under this Amended and Restated Plan shall be one year, with certain limited exceptions as specified in the Amended and Restated Plan.

Types of Awards. The Amended and Restated Plan provides for the grant of stock options, including nonqualified stock options and incentive stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, dividend equivalent rights, performance awards or other cash-based awards. A brief description of each award type follows.

Stock Options. Options granted under the Amended and Restated Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Incentive stock options may be granted only to employees
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Tutor Perini Corporation | 2025 Proxy Statement 63

of Tutor Perini or any subsidiary. To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of ten percent shareholders. Options granted under the Amended and Restated Plan will be non-qualified stock options if they (i) fail to qualify as incentive stock options, (ii) are granted to a person not eligible to receive incentive stock options under the Code, or (iii) otherwise so provide, and may be granted to any persons eligible to receive incentive stock options and to non-employee directors and other key persons.

The Administrator has authority to determine the terms of options granted under the Amended and Restated Plan. However, options must be granted with an exercise price that is not less than 100% of the fair market value of the shares of Common Stock on the date of the option grant. The term of each option will be fixed by the Administrator but may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Amended and Restated Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Amended and Restated Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the Amended and Restated Plan may be exercised for cash or by transfer to Tutor Perini (either actually or by attestation) of shares of Common Stock that are not then subject to restrictions under any Tutor Perini stock plan with a fair market value equivalent to the option exercise price of the shares being purchased. Subject to applicable law, options granted under the Amended and Restated Plan also may be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to the Company.

Stock Appreciation Rights. The Administrator may award a stock appreciation right (“SAR”) either as a freestanding award or in tandem with a stock option. The term of each freestanding SAR will be fixed by the Administrator but may not exceed ten years from the applicable grant date. The term of a SAR granted in tandem with a stock option shall be the same as the related stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such SAR) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, in shares of Common Stock, or a combination thereof, as determined by the Administrator. The exercise price per share of SARs may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant.

Prohibition on Repricing of Stock Options and SARs without Shareholder Approval. The Administrator may not implement any of the following repricing or cash-out programs without obtaining shareholder approval: (i) reduce the exercise price of an outstanding stock option or an outstanding SAR; (ii) cancel outstanding stock options or outstanding SARs in exchange for other stock options or other SARs with an exercise price that is less than the exercise price of the cancelled stock options or cancelled SARs, as applicable; or (iii) cancel an outstanding stock option or an outstanding SAR with an exercise price that is less than the fair market value of a share of Common Stock on the date of cancellation in exchange for cash or another award.

Restricted Stock Awards. The Administrator may grant shares, at a purchase price (which may be zero, subject to the limitations of applicable law) determined by the Administrator, of Common Stock subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment or service with Tutor Perini through a specified vesting period, as determined by the Administrator. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years, provided that the awards may vest ratably over such period. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

Deferred Stock Awards. The Administrator may also award phantom stock units or restricted stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of Common Stock and/or cash and may be subject to such conditions and restrictions as the Administrator may determine, including the achievement of certain pre-established performance goals and/or continued employment or service with Tutor Perini through a specified vesting period. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years, provided that the awards may vest ratably over such period. During the deferral period, subject to terms and conditions imposed by the
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64 Tutor Perini Corporation | 2025 Proxy Statement

Administrator, the deferred stock awards may be credited with dividend equivalent rights (discussed below). Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

Unrestricted Stock Awards. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of Common Stock that are free from any restrictions under the Amended and Restated Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights that entitle the recipient to receive credits for cash dividends that would be paid if the recipient had held the shares of Common Stock as specified in the applicable award agreement. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents rights shall be credited to a dividend book entry account on behalf of the holder, provided that such dividend equivalents shall be paid at the same time that the dividend equivalent rights are vested. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award. Dividend equivalent rights and dividends will not be payable in respect of an unvested award prior to the vesting of the award. As such, dividend equivalent rights granted as a component of another award will be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award.

Limitations on Vesting. No award granted under the Amended and Restated Plan shall vest earlier than the first anniversary of its date of grant, unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. This limitation does not apply to awards granted to non-employee directors of the Company and an aggregate of up to 5% of the maximum number of authorized shares that may be granted under the Amended and Restated Plan.

Performance Awards. The Administrator may grant awards under the Amended and Restated Plan that vest and are paid based on attainment of specified performance goals established by the Administrator. These performance goals may be based on the attainment (on an annual and/or cumulative basis and on an absolute and/or relative basis) of a certain target level of or a specified increase or decrease in criteria selected by the Administrator, including but not limited to the following:

•earnings per share
•operating income
•gross income
•net income (before or after taxes)
•operating cash flow
•gross profit
•gross profit return on investment
•gross margin return on investment
•gross margin
•operating margin
•working capital
•earnings before interest and taxes
•earnings before interest, tax, depreciation and amortization
•return on equity
•return on assets
•return on capital
•return on invested capital
•revenue
•revenue growth
•recurring revenues
•sales or market share
•total shareholder return
•economic value added
•safety
•OSHA Recordable Incident Rate
•Lost Time Case Rate
•Lost Workday Rate
•Days Away/Restricted or Job Transfer Rate (DART Rate)
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Tutor Perini Corporation | 2025 Proxy Statement 65

•Experience Modification Rate (EMR)
•individual performance
•specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion
•the fair market value of the shares of Tutor Perini’s Common Stock
•the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends
•reduction in operating expenses

The Administrator may provide in any award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; or (h) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management.

The Administrator retains the discretion to adjust otherwise payable awards downward or upward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any performance goal may, as the Administrator deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

Other Cash-Based Awards. The Administrator may grant other cash-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Administrator determines in its sole discretion. Other cash-based awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such awards at any time in its sole discretion.

Tax Withholding. Participants under the Amended and Restated Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold with respect to awards granted under the Amended and Restated Plan. Subject to approval by the Administrator, participants may elect to have their tax withholding obligations satisfied either by authorizing us to withhold shares of Common Stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of Common Stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Mergers, etc. The Administrator may make appropriate adjustments to (i) the maximum number of shares of Common Stock that are reserved for issuance under the Amended and Restated Plan, (ii) the number of shares that are subject to an option or SAR that can be granted to any one individual grantee, and the maximum number of shares that may be granted under any other award; (iii) the number and kind of shares or other securities subject to any then outstanding awards under the Amended and Restated Plan; (iv) the repurchase price, if any, per share subject to each outstanding restricted stock award; and (v) the price for each share subject to any then outstanding stock option and SARs under the Amended and Restated Plan, to reflect a reorganization, recapitalization, reclassification, stock dividends, stock split or similar change to the Company’s capital stock, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Common Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof).

Amendments and Termination. The Board of Directors may at any time amend or discontinue the Amended and Restated Plan and the Administrator may at any time amend or cancel any outstanding award, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent subject to certain exceptions. These exceptions permit the Administrator to amend outstanding awards to adjust for the occurrence of certain unusual or nonrecurring events and to conform to legal requirements without the written consent of the award recipient. Any amendments that increase the number of
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66 Tutor Perini Corporation | 2025 Proxy Statement

shares reserved for issuance under the Amended and Restated Plan, expand the type of awards available, materially expand the eligibility to participate or materially extend the term of the Amended and Restated Plan, materially change the method of determining fair market value, or any other amendment that constitutes a material revision of the Amended and Restated Plan under applicable listing exchange regulations, will be subject to approval by our shareholders. To the extent required by the Code to ensure that options granted under the Amended and Restated Plan qualify as incentive stock options, Amended and Restated Plan amendments shall be subject to approval by our shareholders.

Term of the Amended and Restated Plan. No award will be granted under the Amended and Restated Plan on or after April 10, 2030, but awards granted prior to that date may extend beyond that date.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to awards granted and to be granted pursuant to the Amended and Restated Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. The following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and Tutor Perini will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered an item of tax preference income. If the recipient does not sell the shares of Common Stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of Common Stock generally will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Tutor Perini.

If the recipient disposes of the shares of Common Stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of Common Stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, Tutor Perini generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient should not realize any taxable income upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. The recipient’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the optionee exercises such option. Upon a subsequent sale of such shares of Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of Common Stock. Tutor Perini generally should be allowed a federal income tax deduction at the time and for the same amount recognized by the recipient as ordinary income.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended and Restated Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs; deferred stock awards; unrestricted stock awards; performance awards and dividend equivalents are generally subject to tax at the time of payment. Tutor Perini or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the grantee recognizes ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of Tutor Perini is subject to applicable federal tax rules; (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income; (iii) certain awards under the Amended and Restated Plan may be subject
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Tutor Perini Corporation | 2025 Proxy Statement 67

to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation); and (iv) if the exercisability or vesting of any award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

New Plan Benefits

The terms and number of options or other awards to be granted in the future under the Amended and Restated Plan are to be determined in the discretion of the Compensation Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

Plan Benefits

The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Plan as of adoption of the Plan on April 10, 2018 through March 19, 2025. The closing per share market value of our stock on March 19, 2025 was $25.72.

Certain awards set forth in this table for the named executive officers were granted in 2024 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards.

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68 Tutor Perini Corporation | 2025 Proxy Statement

Name and Position	Options	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units	Unrestricted Stock
	#	#(1)	# (1)	#

Ronald N. Tutor, Chairman, and CEO through December 31, 2024(2)	—	1,736,247	1,580,737	—
Ryan J. Soroka, Executive Vice President and Chief Financial Officer	—	136,832	31,832	—
Gary G. Smalley, President, and CEO beginning January 1, 2025(2)	260,000	608,977	723,326	—
Ghassan M. Ariqat, Executive Vice President, Building and Specialty Contractors Groups	—	134,439	19,439	—
Kristiyan D. Assouri, Executive Vice President, Chief Legal Officer and Corporate Compliance Officer	—	17,495	17,495	—
Michael F. Smithson, Former Executive Vice President, Civil Group	—	100,000	—	—
All Current Executive Officers as a Group	260,000	962,182	811,531	—
All Current Directors Who Are Not Executive Officers as a Group	—	1,736,247	1,580,737	741,642
Current Director Nominees: (2)
Peter Arkley	—	—	—	92,959
Jigisha Desai	—	—	—	72,983
Sidney J. Feltenstein	—	—	—	134,129
Robert C. Lieber	—	—	—	136,203
Dennis D. Oklak	—	—	—	92,959
Raymond R. Oneglia	—	—	—	111,791
Dale Anne Reiss	—	—	—	92,959
Shahrokh ("Rock") Shah	—	—	—	7,659
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—	—	—	—
All Employees, Including all Current Officers who are not Current Executive Officers, as a Group	150,000	2,596,629	1,881,433	27,500

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(1) Includes equity-settled and cash-settled awards for time-based restricted stock units and performance-based restricted stock units assuming achievement of target performance goals. Cash-settled awards are not counted for dilution purposes or against the Plan’s share limit.
(2) Mr. Smalley and Mr. Tutor are director nominees but are included in this table as named executive officers rather than director nominees.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED TUTOR PERINI CORPORATION OMNIBUS INCENTIVE PLAN.

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Tutor Perini Corporation | 2025 Proxy Statement 69

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth certain information concerning beneficial ownership as of March 19, 2025 of the common stock by each director and nominee, each NEO named in the Summary Compensation Table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the common stock.
In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned(1)		Percent of Common Stock Beneficially Owned(2)
Named Executive Officers
Ronald N. Tutor	7,562,549	(3)	14.3%
Gary G. Smalley	225,575		*
Michael F. Smithson	45,850	(4)	*
Ryan J. Soroka	38,302		*
Ghassan M. Ariqat	—		*
Kristiyan D. Assouri	—		*

Non-Management Directors and Nominees
Raymond R. Oneglia	440,970	(5)	*
Sidney J. Feltenstein	305,122		*
Robert C. Lieber	170,172		*
Peter Arkley	147,316		*
Dennis D. Oklak	98,684	(6)	*
Dale Anne Reiss	95,643	(7)	*
Jigisha Desai	72,983		*
Shahrokh (“Rock”) Shah	7,659		*

All Current Directors and Executive Officers as a Group (14 persons)	9,202,198		17.3%

Beneficial Ownership of 5% or More
Ronald N. Tutor	7,562,549	(3)	14.3%
BlackRock, Inc.	5,442,398	(8)	10.3%
Donald Smith & Co., Inc.	3,450,257	(9)	6.5%
The Vanguard Group, Inc.	2,770,911	(10)	5.3%
Global X Management Company LLC	2,726,606	(11)	5.2%
Dimensional Fund Advisors LP	2,654,910	(12)	5.0%
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*Less than 1%.
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and stock options that are currently exercisable or exercisable within 60 days of March 19, 2025 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley and all current directors and executive officers as a group have 274,432; 112,500; and 386,932 stock options, respectively, which are currently exercisable or exercisable within 60 days of March 19, 2025.
(2)The percent ownership for each shareholder on March 19, 2025 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 52,702,538 shares (the total number of shares outstanding on March 19, 2025) plus any shares that may be acquired (including upon exercise of stock options or vesting of RSUs) by that person currently or within 60 days after March 19, 2025.
(3)Consists of 3,392,595 shares held by the Tutor Marital Property Trust, 2,362,267 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2018 Dynasty Trust (successor to the Ronald N. Tutor 2009 Dynasty Trust) and 274,432 stock options exercisable within 60 days of March 19, 2025.
(4)Includes shares held by Mr. Smithson as of his June 21, 2024 departure date from the Company.
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(5)Includes 250,000 shares owned by O&G for which Mr. Oneglia serves as Vice Chairman of the Board of Directors and for which he disclaims beneficial ownership, except to the extent of his pecuniary interest therein, 190,470 shares held by the Raymond R. Oneglia 2023 Trust, and 500 shares held by the Raymond R. Oneglia Spray Trust.
(6)Includes 8,684 shares owned by the Meridian Foundation, Inc. Mr. Oklak is deemed to have voting and investment power over the shares held by the Meridian Foundation, Inc, but has no personal pecuniary interest in these shares.
(7)Includes 37,203 shares held by the Irrevocable Trust for Dale Anne Reiss, and 26,501 shares held by the Dale Anne Reiss Trust U/A 08/08/1990 As Amended.
(8)Based on Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. (“BlackRock”), the latest Schedule 13G/A filed as of March 19, 2025, which indicates that as of December 31, 2023, BlackRock had (i) sole voting power relative to 5,344,644 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 5,442,398 shares and (iv) no shared dispositive power. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(9)Based on Schedule 13G filed with the SEC on February 14, 2025 by Donald Smith & Co., Inc. (“Donald Smith”), on behalf of itself and DSCO Value Fund, L.P. (“DSCO Value Fund”), which indicates that as of December 31, 2024, Donald Smith had (i) sole voting power relative to 3,319,526 shares, (ii) shared voting power relative to 3,347,167 shares, (iii) sole dispositive power relative to 3,422,616 shares and (iv) shared dispositive power relative to 3,450,257 shares. The aforementioned Schedule 13G also indicates that as of December 31, 2024, DSCO Value Fund had (i) sole voting power relative to 27,641 shares, (ii) shared power relative to 3,347,167 shares, (iii) sole dispositive power relative to 27,641 shares and (iv) shared dispositive power relative to 3,450,257 shares. The address of Donald Smith is 152 West 57th Street, New York, NY 10019.
(10)Based on Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, Inc. (“Vanguard”), which indicates that as of September 30, 2024, Vanguard had (i) no sole voting power, (ii) shared voting power relative to 89,160 shares, (iii) sole dispositive power relative to 2,638,895 shares and (iv) shared dispositive power relative to 132,016 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(11)Based on Schedule 13G filed with the SEC on February 14, 2025 by Global X Management Company LLC ("Global X"), which indicates that as of December 31, 2024, Global X had (i) sole voting power relative to 2,726,606 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,726,606 shares and (iv) no shared dispositive power. The address of Global X is 605 3rd Avenue, 43rd Floor, New York, NY 10158.
(12)Based on Schedule 13G filed with the SEC on October 31, 2024 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of September 30, 2024, Dimensional had (i) sole voting power relative to 2,593,571 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,654,910 shares and (iv) no shared dispositive power. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written Code of Business Conduct and Ethics for all officers, directors, agents and employees, which addresses potential conflict of interest situations, including related party transactions. In addition, we have a Related Party Transactions Policy, pursuant to which any potential related party transaction must be reviewed or approved in advance by the Corporate Compliance Officer and the Chief Executive Officer, except that any potential related party transaction with a director or an Executive Officer must be approved by either the Audit Committee or the independent directors of the Board, as required by the Audit Committee Charter.
The transactions described below were reviewed and approved by the Audit Committee or the independent directors:
Amended Shareholders Agreement. The Amended Shareholders Agreement provides for the following:
•Mr. Tutor (as shareholder representative) has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of common stock. Based on the Tutor Group’s current ownership, Mr. Tutor has the right to nominate one person to the Board. Since November 2013, Mr. Tutor has elected to exercise this by designating Mr. Feltenstein, Mr. Tutor’s father in law, for nomination and election to the Board.
•The Tutor Group has certain registration rights with respect to the shares of the common stock acquired pursuant to the merger. If we propose to register any securities under the Securities Act of 1933, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.
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Properties. We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $4.0 million and recognized expense of $2.4 million for the year ended December 31, 2024. In addition, on November 4, 2022, the Company purchased a property from another entity owned by Mr. Tutor, which was developed into a new equipment yard to replace an equipment yard the Company leased from an entity owned by Mr. Tutor. The Company paid $4.1 million to purchase this property, which was the amount that Mr. Tutor paid to acquire the property from an unrelated third party shortly before the Company decided that it wanted to own and operate the property. At the time the new property was purchased, Mr. Tutor and the Company amended the existing equipment yard lease, which originally ran through July 2038, to expire earlier if the Company relocated to the new equipment yard and surrendered the leased yard back to the entity owned by Mr. Tutor. The existing equipment yard lease with the entity owned by Mr. Tutor expired pursuant to its terms on December 31, 2024 with no significant incremental costs expected to be incurred by the Company. Our participation in these lease agreements and the purchase of the property was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.
O&G Joint Ventures. Mr. Oneglia is Vice Chairman of the Board of Directors of O&G. The Company occasionally forms construction project joint ventures with O&G, in which O&G may provide equipment, goods or services for the projects on customary trade terms. During the year ended December 31, 2024, we had active joint ventures with O&G for two projects in Los Angeles, California, one project in New Jersey and one project in New York in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively, in each of these joint ventures. We also had an active joint venture with O&G on a project in Connecticut in which the Company’s and O&G’s joint venture interests are 30% and 70%, respectively. No payments for equipment, goods, services, or distributions were made to O&G by the joint ventures or the Company during 2024. Our participation in the joint ventures were reviewed and approved by the Audit Committee or the independent directors in accordance with the Company’s policies. See “Director Independence” for additional information.

Executive Officer Shared Household. Christian Wenke, who is employed as Vice President, Project Controls of the Company, shares a household with Ms. Assouri, a named executive officer of the Company. In 2024, he earned approximately $375,000 in base salary and cash bonus. He participates in employee benefit plans and programs generally made available to employees of similar responsibility levels, and his compensation is consistent with total compensation provided to other employees of the same level with similar responsibilities in his geographic location. His role is not within Ms. Assouri’s reporting line.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers (as defined in regulations issued by the SEC) and directors, and persons who beneficially own more than ten percent of a registered class of Tutor Perini’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based on our records and other information, we believe that all of our officers, directors and greater than ten percent beneficial owners filed the required reports under Section 16(a) on a timely basis, except: the late filing, due to administrative error, on one Form 4 for Mr. Oneglia related to the gift of his shares to a family trust that resulted in a change of his beneficial ownership from direct to indirect; and the late filings, due to administrative errors by the Company, on two Form 4s for Mr. Smalley and one Form 4 for Mr. Soroka, each related to the exempt grant of cash-settled performance stock units that vest based on achievement of stock price growth goals.
SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING
Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2026 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 5, 2025 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2026 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 15, 2026, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2026 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Tutor Perini’s By-Laws require that Tutor Perini be given advance written notice of director nominations and other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to
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be presented at Tutor Perini’s 2026 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than January 15, 2026, nor later than February 14, 2026. If the 2026 Annual Meeting of Shareholders is scheduled to be held on a day that is more than thirty calendar days before or after May 15, 2026, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini By-Laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2026 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2026 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals, including director nominations submitted pursuant to these provisions of the By-Laws, must provide the information set forth in the By-Laws (which includes information required under Rule 14a-19 no later than March 16, 2026). Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.
Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2026 Annual Meeting of Shareholders.
OTHER MATTERS
The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC.
You may also obtain copies of reports, including our Annual Report on Form 10-K for the year ended December 31, 2024, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 14, 2025 in order to receive them before the Annual Meeting of Shareholders on May 15, 2025.
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Exhibit A

TUTOR PERINI CORPORATION
OMNIBUS INCENTIVE PLAN

(amended and restated as of March 12, 2025)

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Tutor Perini Corporation Omnibus Incentive Plan, which was adopted on April 10, 2018, amended on March 10, 2021, and amended and restated as of March 12, 2025 (hereinafter, as amended and restated, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of Tutor Perini Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company, and to enable the Company to offer cash and stock-based incentives to such individuals. It is anticipated that providing such persons with a direct stake in the Company’s welfare and/or with cash and stock-based incentives based, in whole or in part, on the performance of the Company will assure a closer alignment of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“2014 Plan” means the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as adopted on October 2, 2014.

“2017 Plan” means the Tutor Perini Corporation Incentive Compensation Plan, as adopted on April 3, 2017.

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights, Performance Awards or Other Cash-Based Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board of Directors referred to in Section 2.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” has the meaning set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined by its closing price on the New York Stock Exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Legacy Plans” means the 2014 Plan and the 2017 Plan.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
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“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Other Cash-Based Awards” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Administrator in its sole discretion.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan contingent upon achieving certain Performance Goals.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or a Performance Award.

“Performance Goals” means goals established by the Administrator as contingencies for Awards to vest and/or become exercisable or distributable which may include, but are not limited to, one or more of the performance goals set forth in Appendix 1 hereto.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND
DETERMINE AWARDS

a.Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”).

b.Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

i.to select the individuals to whom Awards may from time to time be granted;

ii.to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Other Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

iii.to determine the number of shares of Stock or the amount of cash to be covered by any Award;

iv.to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

v.to accelerate at any time the exercisability or vesting of all or any portion of any Award;

vi.subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

vii.to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

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viii.at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

c.Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

d.Indemnification. To the extent allowable pursuant to applicable law and the Company’s certificate of incorporation and bylaws, neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.     STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

a.Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,782,386 shares, subject to adjustment as provided in Section 3(b). Such number is inclusive of shares available for issuance under the 2017 Plan, as well as previously authorized shares subject to outstanding awards under the Legacy Plans that may be or were forfeited and/or recycled. For purposes of this limitation, the shares of Stock underlying any Awards (including any Awards granted pursuant to the Legacy Plans) which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, settled in cash or otherwise satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that (i) Stock Options or Stock Appreciation Rights with respect to no more than 800,000 shares of Stock (subject to adjustment as provided in Section 3(b)) may be granted to any one individual grantee during any one calendar year period and (ii) the maximum number of shares of Stock that may be granted to any one individual grantee during any one calendar year with respect to any type of Award other than Stock Options or Stock Appreciation Rights is 500,000 shares of Stock (subject to adjustment as provided in Section 3(b) hereof) (it being understood that for a Performance Award, such limit shall apply to the number of shares of Stock that can be issued at target performance pursuant to such Award).

b.Changes in Stock. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in: (i) the maximum number of shares reserved for issuance under the Plan; (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under any other Award; (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award; and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock
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Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, unusual or non-recurring events, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

c.Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.     ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, non-employee directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries, in each case to the extent the individual qualifies under the applicable rules of Form S-8 Registration Statement, as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.     STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

a.Grant of Stock Options. The Administrator in its discretion may grant Stock Options to eligible employees, non-employee directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish and subject to the limitations of Section 409A of the Code.

i.Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation the option price of the Incentive Stock Option granted to such employee shall be not less than 110 percent of the Fair Market Value on the grant date.

ii.Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of
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stock of the Company or any parent or subsidiary corporation, and an Incentive Stock Option is granted to such employee, the term of such Stock Option granted to such employee shall be no more than five years from the date of grant.

iii.Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

iv.Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

A.In cash, by certified or bank check or other instrument acceptable to the Administrator;

B.Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

C.By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

v.Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

a.Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion and subject to applicable law, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

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SECTION 6.     STOCK APPRECIATION RIGHTS

a.Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

b.Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option. The grant of a Stock Appreciation Right is contingent on the grantee executing the Stock Appreciation Right agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

c.Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

i.Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable;

ii.Stock Appreciation Rights granted independently of any Stock Options shall be exercisable at such time or times but shall not be exercisable more than 10 years after the date the Stock Appreciation Rights are granted;

iii.Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered; and

iv.All Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

SECTION 7.     RESTRICTED STOCK AWARDS

a.Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

b.Rights as a Shareholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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c.Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

d.Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the restriction period with respect to such shares shall not be less than three years, provided that the Restricted Stock may vest ratably during such period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.     DEFERRED STOCK AWARDS

a.Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units or restricted stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the restriction period with respect to such award shall not be less than three years, provided that the Deferred Stock Award may vest ratably during such period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, may be paid to the grantee in cash and/or stock.

b.Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate, in all cases, consistent with the requirements of Section 409A of the Code.

c.Rights as a Shareholder. During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

d.Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

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e.Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.    PERFORMANCE AWARDS

a.Performance Awards. The Administrator may grant a Performance Award to a participant payable upon the attainment of specific Performance Goals. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Unrestricted Stock (based on the then current Fair Market Value of such shares), as determined by the Administrator, in its sole and absolute discretion. The grant of a Performance Award is contingent on the grantee executing the Performance Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

b.Performance Criteria. The applicable performance criteria shall be based on one or more performance goals determined by the Administrator, which may include the Performance Goals set forth in Appendix 1 hereto. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

c.Grant; Vesting.

i.Subject to the provisions of the Plan, the Administrator shall, in its sole discretion, have authority to determine the eligible participants to whom, and the time or times at which, Performance Awards shall be made, the vesting and payment provisions applicable to such awards, and all other terms and conditions of such awards.

ii.For each participant, the Administrator may specify a targeted Performance Award. The individual target award may be expressed, at the Administrator’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for a participant for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Administrator for the relevant participant) be set for any subsequent calendar year. At the time the Performance Goals are established, the Administrator shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Cycle.

iii.The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Administrator at the time the Performance Goals are set or at such later time.

d.Payment. At the expiration of the applicable Performance Cycle, the Administrator shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 10 have been achieved and the percentage of the participant’s individual target award that has been vested and earned. Following the Administrator’s determination and certification in accordance with the foregoing, the Performance Award shall become vested and payable (or deferred, in the case of deferred stock units) in accordance with the terms and conditions of the applicable award agreement. The Administrator may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

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e.Termination. Subject to the applicable provisions of the Award agreement and the Plan, upon a participant’s termination of employment or service for any reason during the Performance Cycle for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Administrator at grant.

f.Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Administrator may determine, the Administrator may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

SECTION 11.    OTHER CASH-BASED AWARDS

a.Other Cash-Based Awards. The Administrator may from time to time grant Other Cash-Based Awards to grantees in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

SECTION 12.    DIVIDEND EQUIVALENT RIGHTS; DIVIDENDS

a.Dividend Equivalent Rights; Dividends. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award except with respect to an Award of a Stock Option or Stock Appreciation Right. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Cash dividend equivalents credited to the holder of a Dividend Equivalent Right shall be credited to a dividend book entry account on behalf of the holder, provided that such cash dividend equivalents shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the Dividend Equivalent Rights are vested. Stock dividend equivalents shall be credited to a dividend book entry account on behalf of the holder, provided that such stock dividend equivalents shall be paid in shares of Stock at the same time that the Dividend Equivalent Rights are vested. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.

Neither dividends nor Dividend Equivalents shall be payable in respect of any unvested Awards prior to the vesting of such Award. In furtherance of the foregoing, a Dividend Equivalent Right granted as a component of another Award shall be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

b.Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

c.Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all dividends or Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

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SECTION 13. LIMITATIONS ON VESTING

No Award granted under the Plan shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. The foregoing sentence shall not apply to (i) Awards granted to non-employee directors of the Company, (ii) in addition to any Awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 3(a), subject to adjustment as provided in Section 3(b), of this Plan and (iii) Awards vesting in connection with a termination of employment or a change in control, as may be provided in an Award agreement or employment agreement.

SECTION 14.     TAX WITHHOLDING

a.Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

b.Payment in Stock. Subject to approval by the Administrator, a grantee may satisfy their potential tax withholding obligation associated with any Award (equal to the income to be recognized by the grantee associated with the vesting, settlement and/or exercise of an Award and based on the maximum statutory tax rate applicable to the grantee), in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 15.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

a.a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

b.an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.    AMENDMENTS AND TERMINATION

a.The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent subject to paragraph (b) below. Except as provided in Section 3(b), in no event may the Administrator exercise its discretion to: (i) reduce the exercise price per share of an outstanding Stock Option or an outstanding Stock Appreciation Right; (ii) cancel outstanding Stock Options or outstanding Stock Appreciation Rights in exchange for other Stock Options or other Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the cancelled Stock Options or cancelled Stock Appreciation Rights, as applicable, or (iii) cancel an outstanding Stock Option or an outstanding Stock Appreciation Right with an exercise price that is less than the Fair Market Value of a share of Stock on the date of cancellation in exchange for cash or another Award, in any case, without the approval of the shareholders of the Company.

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Any Plan amendments that: (i) increase the number of shares reserved for issuance under the Plan; (ii) expand the type of Awards available, materially expand the eligibility to participate or materially extend the term of the Plan; (iii) materially change the method of determining Fair Market Value; or (iv) any other amendment that constitutes a material revision of the Plan under applicable stock exchange laws, rules or regulations, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Sections 3(b) and 3(c).

b.Notwithstanding any other provision of this Plan to the contrary, the Administrator may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an outstanding Award to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a grantee agrees to any amendment made pursuant to this Section 16(b) to the Plan and any Award without further consideration or action.

SECTION 17.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.    GENERAL PROVISIONS

a.No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

b.Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

c.Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

d.Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

e.Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

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84 Tutor Perini Corporation | 2025 Proxy Statement

SECTION 19.    EFFECTIVE DATE OF PLAN; PRIOR AWARDS

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present (the “Effective Date”). Subject to such approval by the shareholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No Award shall be granted pursuant to the Plan on or after April 10, 2030, but Awards granted prior to that date may extend beyond that date. Outstanding Awards granted prior to the Effective Date pursuant to the Legacy Plans shall remain subject to the terms and conditions of the 2014 Plan or 2017 Plan, as applicable.

SECTION 20.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

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APPENDIX 1

Performance Criteria

Performance Awards may be subject to one or more Performance Goals that shall be based on the attainment (on an annual and/or cumulative basis) of a certain target level of, or a specified increase or decrease in criteria selected by the Administrator, including but not limited to the following:

•earnings per share
•operating income
•gross income
•net income (before or after taxes)
•operating cash flow
•gross profit
•gross profit return on investment
•gross margin return on investment
•gross margin
•operating margin
•working capital
•earnings before interest and taxes
•earnings before interest, tax, depreciation and amortization
•return on equity
•return on assets
•return on capital
•return on invested capital
•revenue
•revenue growth
•recurring revenues
•sales or market share
•total shareholder return
•economic value added
•safety
◦OSHA Recordable Incident Rate
◦Lost Time Case Rate
◦Lost Workday Rate
◦Days Away/Restricted or Job Transfer Rate (DART Rate)
◦Experience Modification Rate (EMR)
•individual performance
•specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion
•the fair market value of the shares of Tutor Perini’s Common Stock
•the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends
•reduction in operating expenses

The Administrator, in its sole discretion, may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; or (h) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management.

The Administrator retains the discretion to adjust otherwise payable Awards downward or upward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any Performance Goal may, as the Administrator, in its sole discretion deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over
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86 Tutor Perini Corporation | 2025 Proxy Statement

the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

To maintain flexibility in compensating our executives, the Administrator reserves the right to use its judgment to grant or approve Awards or compensation that is non-deductible when the Administrator believes such Awards or compensation is appropriate.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00 00 66 85 05 _1 R 1. 0. 0. 2 TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2025 Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Ronald N. Tutor 1B Gary G. Smalley 1C Peter Arkley 1D Jigisha Desai 1E Sidney J. Feltenstein 1F Robert C. Lieber 1G Dennis D. Oklak 1H Raymond R. Oneglia For Against Abstain 1I Dale Anne Reiss 1J Shahrokh ("Rock") Shah The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2025. 3 Approve the compensation of the Company's named executive officers on an advisory (non-binding) basis. 4 Approve the Amended and Restated Tutor Perini Corporation Omnibus Incentive Plan. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

00 00 66 85 05 _2 R 1. 0. 0. 2 Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 15, 2025 at 11:30 AM Pacific Time 15901 Olden Street, Sylmar, CA 91342 This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Gary G. Smalley, Ifigenia Protopappas and Jorge Casado, or any one or more of them, as proxies, each with power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may be properly presented at the meeting, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 15, 2025 at 15901 Olden Street, Sylmar, California 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted by the proxies in accordance with the Board of Directors' recommendations "FOR" the election of all nominees for election to the Board of Directors in Proposal 1, "FOR" Proposals 2, 3, and 4 and in their discretion for such other matters that may properly come before the meeting and any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the meeting by a reasonable time before this proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). Continued and to be signed on reverse side